                                                             424b5
                                                             File Nos. 333-13811


PROSPECTUS SUPPLEMENT
---------------------
(To Prospectuses dated November 24, 1995, July 12, 1996 and December 19, 1996)


                                 $2,250,000,000
                                 NationsBank(R)




                      Senior Medium-Term Notes, Series G
                   Subordinated Medium-Term Notes, Series G
                   Due Nine Months or More From Date of Issue
                                --------------
     NationsBank Corporation ("NationsBank" or the "Corporation") may from time to time offer its Senior Medium-Term Notes, Series G (the "Senior Notes"), and Subordinated Medium-Term Notes, Series G (the "Subordinated Notes" and, collectively with the Senior Notes, the "Notes"). NationsBank may sell up to $2,250,000,000 in aggregate initial offering price of Notes, subject to reduction from time to time after the date hereof at the option of NationsBank, including reduction as a result of the sale of other Debt Securities, Preferred Stock (including Depositary Shares) or Common Stock (each as defined in the accompanying Prospectus) of NationsBank. The Senior Notes will rank equally with all other unsubordinated and unsecured indebtedness of the Corporation.
The Subordinated Notes will be subordinated in right of payment to all Senior Indebtedness (as defined in the accompanying Prospectus) of the Corporation. Payment of principal of the Subordinated Notes may be accelerated only in the case of the bankruptcy of NationsBank. See "DESCRIPTION OF DEBT SECURITIES -- Subordination" and "DESCRIPTION OF DEBT SECURITIES -- Defaults and Rights of Acceleration" in the accompanying Prospectus.
     Each Note will mature on a day nine months or more from its date of issue and, as set forth in an applicable pricing supplement to this Prospectus Supplement (a "Pricing Supplement"), may be subject to redemption at the option of the Corporation or repaid at the option of the holder thereof prior to its stated maturity. Each Note will bear interest at a fixed rate (a "Fixed Rate Note") or at a floating rate (a "Floating Rate Note"), as set forth in the applicable Pricing Supplement. The interest rate or interest rate formula for each Note will be established by the Corporation at the time of issuance of such Note (the "Original Issue Date") and will be set forth therein and specified in the applicable Pricing Supplement. See "DESCRIPTION OF NOTES."
     Unless otherwise specified in the applicable Pricing Supplement, the Notes will be issued only in minimum denominations of $1,000 and any integral multiple in excess thereof, and Notes will be issued in book-entry form only, subject to certain exceptions listed herein, and will be represented by one or more global notes registered in the name of The Depository Trust Company
("DTC") or its nominee. Beneficial interests in Notes issued in book-entry form will be shown on, and transfer thereof will be effected only through, records maintained by DTC or its nominee and its participants. See "DESCRIPTION OF
NOTES -- Book-Entry System."
                                --------------
THE NOTES ARE NOT SAVINGS ACCOUNTS OR DEPOSITS, ARE NOT OBLIGATIONS OF OR GUARANTEED BY ANY BANKING OR NONBANKING AFFILIATE OF NATIONSBANK, ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT
  AGENCY, AND INVOLVE INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF PRINCIPAL.
                                --------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA (THE COMMISSIONER) OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION, THE COMMISSIONER OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT HERETO, OR THE PROSPECTUS TO WHICH THEY RELATE. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                     Price to       Agent's Discounts or          Proceeds to the
                    Public (1)       Commissions (2)(3)          Corporation (2)(4)
Per Note  ......       100%            .125% - .750%             99.875% - 99.250%
Total  .........  $2,250,000,000   $2,812,500-$16,875,000  $2,247,187,500-$2,233,125,000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Unless otherwise specified in the applicable Pricing Supplement, each Note will be issued at 100% of its principal amount.


(2) The Corporation will pay a commission to NationsBanc Montgomery Securities LLC, Bear, Stearns & Co. Inc., Lehman Brothers, Lehman Brothers Inc., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated or Salomon Brothers Inc, (each an "Agent" and together, the "Agents") in the form of a discount to such Agent which, unless otherwise negotiated, will range from .125% to .750% of the principal amount of the Note (depending on its stated maturity date), for any Note sold through an Agent on an agency basis. The Corporation may also sell Notes at a discount to an Agent, as principal, for resale to investors and other purchasers. Unless otherwise specified in an applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission applicable to an agency sale of a Note of identical maturity. See "PLAN OF DISTRIBUTION."

(3) The Corporation has also agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

(4) Before deducting expenses payable by the Corporation estimated at $250,000, including reimbursement of certain expenses of the Agents.
                                --------------
     The Notes are being offered on a continuing basis by the Corporation through the Agents, each of which has agreed to use its reasonable efforts to solicit offers to purchase the Notes. The Corporation also may sell Notes to any Agent acting as principal for resale to investors or other purchasers and has reserved the right to sell Notes directly to or through additional agents and to investors on its own behalf. The Notes will not be listed on any securities exchange, and there can be no assurance that the Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Notes or liquidity in the secondary market if one develops. The Corporation reserves the right to withdraw, cancel or modify the offer made hereby without notice. The Corporation or any Agent, if it solicits an offer on an agency basis, may reject any offer to purchase Notes, whether or not solicited, in whole or in part. See "PLAN OF DISTRIBUTION."
                                --------------
NationsBanc Montgomery Securities LLC
      Bear, Stearns & Co. Inc.
           Lehman Brothers
                 Merrill Lynch & Co.
                                    Morgan Stanley Dean Witter
                                                      Salomon Smith Barney

                                --------------
           The date of this Prospectus Supplement is January 8, 1998.

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MADE HEREBY MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH NOTES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION".

     The Notes are unsecured debt securities which have been registered on Form S-3 with the Securities and Exchange Commission as follows: (i) $200,000,000 under Registration No. 33-63097, which represent all remaining unissued securities covered by such registration statement; (ii) $50,000,000 under Registration No. 333-7229, which represent all remaining unissued securities covered by such registration statement and (iii) $2,000,000,000 under Registration No. 333-13811, which will leave $1,000,000,000 of unallocated common stock, preferred stock or debt securities which may be issued under such registration statement. With respect to Notes covered by Registration No. 33-63097 or Registration No. 333-7229, the accompanying Prospectus dated December 19, 1996 is being delivered in lieu of the Prospectus dated November 24, 1995 or July 12, 1996, as the case may be, pursuant to Rule 429 under the Securities Act of 1933, as amended (the "Securities Act").


                              DESCRIPTION OF NOTES

     The following description of the particular terms of the Notes supplements, and to the extent inconsistent therewith, replaces, the description of the general terms and provisions of the Debt Securities (as defined in the accompanying Prospectus) set forth under the heading "DESCRIPTION OF DEBT SECURITIES" in the accompanying Prospectus. The following description will apply to all the Notes unless otherwise specified in the Pricing Supplement with respect to an issue of Notes.


General

     The Notes of this series will be limited to $2,250,000,000 in aggregate principal amount, subject to reduction from time to time after the date hereof at the option of NationsBank, including reduction as a result of the sale of other Debt Securities or of Preferred Stock (including Depositary Shares) or Common Stock of NationsBank. The Notes will be either Senior Notes or Subordinated Notes (referred to in the accompanying Prospectus as "Senior Debt Securities" and "Subordinated Debt Securities," respectively). The Senior Notes will constitute a single series of Senior Debt Securities to be issued under the Indenture dated as of January 1, 1995 (such Indenture, as it may be amended from time to time, the "Senior Indenture") between the Corporation and First Trust of New York, N.A., as successor Trustee to BankAmerica National Trust Company (the "Senior Trustee"). The Subordinated Notes will constitute a single series of Subordinated Debt Securities to be issued under the Indenture dated as of January 1, 1995 (such Indenture, as it may be amended from time to time, the "Subordinated Indenture") between the Corporation and The Bank of New York, as Trustee (the "Subordinated Trustee" and, together with the Senior Trustee, the "Trustees"). The Senior Indenture and the Subordinated Indenture are collectively referred to herein as the "Indentures."

     The Senior Notes will be unsecured and unsubordinated obligations of the Corporation and will rank equally with all unsecured senior debt of the Corporation. The Subordinated Notes will be unsecured and will be subordinate and junior in right of payment, to the extent and in the manner set forth in the Subordinated Indenture, to the prior payment in full of all Senior Indebtedness (as defined in the accompanying Prospectus) of the Corporation. See "DESCRIPTION OF DEBT SECURITIES -- Subordination" in the accompanying Prospectus. The Corporation had issued and outstanding $10.7 billion of senior debt instruments and $6.5 billion of subordinated debt instruments at September 30, 1997, including medium-term notes. The Corporation's subsidiaries had issued and outstanding $8.7 billion of senior debt instruments and $.3 billion of subordinated debt instruments at September 30, 1997. As of September 30, 1997, the Corporation had $2.0 billion of commercial paper and other short-term notes payable outstanding. During the nine months ended September 30, 1997, the amount of the Corporation's commercial paper and other short-term notes payable outstanding averaged $2.5 billion and ranged from a high of $2.9 billion to a low of $1.9 billion. At September 30, 1997, the Corporation had unused lines of credit aggregating $1.5 billion, principally to support commercial paper borrowings. There is no limitation in the Indentures on the amount of Senior Indebtedness, Debt Securities or other obligations which may be issued by the Corporation.

     There is no right of acceleration of the payment of principal of the Subordinated Notes upon a default in the payment of principal of (or premium, if any, on) or any interest on such Notes or in the performance of any covenant of the Corporation contained in the Subordinated Indenture. Payment of the principal of the Subordinated Notes may be accelerated only in the case of the bankruptcy of the Corporation. See "DESCRIPTION OF DEBT SECURITIES -- Defaults and Rights of Acceleration" in the accompanying Prospectus.

     Unless otherwise specified in an applicable Pricing Supplement, the Notes will be issuable in denominations of $1,000 and integral multiples in excess thereof and will be issued in fully registered book-entry form only represented by one or more global securities registered in the name of DTC or its nominee. Generally, owners of beneficial interests in Notes issued in book-entry form will not be entitled to physical delivery of notes in certificated form and will not be considered the holders thereof. With respect to Notes issued in book-entry form, all references herein to "registered holders," "Registered Holders," "holders" or "Holders" will be to DTC or its nominee and not to owners of beneficial interests in such Notes. See "DESCRIPTION OF NOTES -- Book-Entry System."

     Interest rates offered by the Corporation with respect to Notes may differ depending upon, among other things, the aggregate principal amount purchased in a single transaction.

     The Notes will be offered on a continuing basis and will mature on a day nine months or more from their date of issue, as selected by the purchaser thereof and agreed to by the Corporation. In addition, Floating Rate Notes will mature on an Interest Payment Date (as hereinafter defined). Unless otherwise specified in the applicable Pricing Supplement, "Business Day" with respect to any Note means any day, other than a Saturday or Sunday or a legal holiday in New York, New York or Charlotte, North Carolina, that (i) is not a day on which banking institutions in New York, New York or Charlotte, North Carolina are authorized or required by law or regulation to be closed and (ii) if such Note is a LIBOR Note (as hereinafter defined), is a London Banking Day. "London Banking Day" with respect to any Note means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

     The Pricing Supplement relating to a Note will describe the following terms: (i) whether such Note is a Fixed Rate Note or a Floating Rate Note; (ii) the price (expressed as a percentage of the aggregate principal amount thereof) at which such Note will be issued; (iii) the Original Issue Date; (iv) the stated maturity date and, if applicable, whether such stated maturity date may be renewed at the option of the holder or extended by the Corporation, and if so, the Final Maturity Date (as hereinafter defined) and other terms with respect thereto; (v) if such Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest; (vi) if such Note is a Floating Rate Note, the Base Rate, the Initial Interest Rate, the Interest Reset Period, the Interest Reset Dates, the Interest Payment Dates, the Index Maturities, the Maximum Interest Rate, if any, the Minimum Interest Rate, if any, the Spread and/or Spread Multiplier, if any (each as hereinafter defined), and any other terms relating to the particular method of calculating the interest rate for such Note; (vii) whether the Note is an original issue discount Note, and, if so, the yield to maturity; (viii) whether such Note may be redeemed by the Corporation or repaid at the option of the registered holder prior to its stated maturity date and, if so, the provisions relating to such redemption or repayment; (ix) whether such Note is a Senior Note or a Subordinated Note; and
(x) any other terms of such Note not inconsistent with the provisions of the applicable Indenture.


Payment of Principal and Interest

     Unless otherwise specified in the applicable Pricing Supplement, (i) payments of principal of (and premium, if any, on) and any interest on Notes issued in book-entry form will be made in accordance with the arrangements from time to time in place between the Paying Agent (as hereinafter defined) and DTC or its nominee, as holder (see "DESCRIPTION OF NOTES -- Book-Entry System"), and (ii) payments of interest on Notes in certificated form, if any (other than interest payable at the Maturity Date (as hereinafter defined)), generally will be made by check mailed to the holders of such Notes as of the applicable record date at the address of the holders appearing on the Security Register of the Corporation with respect to such Notes. Unless otherwise specified in the applicable Pricing Supplement, principal (and premium, if any) and any interest payable at the Maturity Date of a Note issued in certificated form will be paid by wire transfer of immediately available funds upon surrender of such Note at the corporate trust office of the applicable Trustee or Paying Agent.

Book-Entry System

     Unless otherwise specified in the applicable Pricing Supplement, the Notes will be issued in book-entry form represented by one or more global securities in registered form (each, a "Global Note"). Unless otherwise specified in such Pricing Supplement, each such Global Note will be held through DTC, as depositary, and will be registered in the name of Cede & Co., as nominee of DTC.

     Under the book-entry system of DTC, purchases of Notes represented by a Global Note must be made by or through persons that have accounts with DTC ("DTC Participants") or persons that may hold interests through DTC Participants ("Indirect Participants"). Upon the issuance of a Global Note, DTC will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Notes represented by such Global Note to the accounts of DTC Participants as designated by the applicable Agent. The ownership of beneficial interests in such Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC (with respect to interests of DTC Participants) and the records of DTC Participants (with respect to interests of Indirect Participants) and Indirect Participants (with respect to interests purchased through Indirect Participants). So long as DTC or its nominee is the registered holder of a Global Note, DTC or its nominee, as applicable, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the applicable Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of such Notes in certificated form and will not be considered the owners or holders thereof under the applicable Indenture. Accordingly, in order to exercise any rights of a holder of Notes under the applicable Indenture, each person owning a beneficial interest in the Global Note representing such Notes must rely on the procedures of DTC or, if such person is not a DTC Participant, on the procedures of the DTC Participant and, if applicable, the Indirect Participant through which such person owns its interest. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and laws may impair the ability to own, transfer or pledge beneficial interests in a Global Note.

     So long as DTC or its nominee is the registered holder of a Global Note, Notes represented by such Global Note will trade in DTC's Same Day Fund Settlement System, and secondary market trading activity in such Notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in such Notes.

     Except as otherwise provided herein, DTC or its nominee, as applicable, as the registered holder of a Global Note shall be the only person entitled to receive payments from the Corporation with respect to Notes represented by such Global Note. Accordingly, payments of principal of (and premium, if any, on) and any interest on individual Notes represented by such a Global Note will be made by the Corporation only to DTC or its nominee, as applicable. DTC has advised the Corporation and the Agents that it is DTC's practice to credit DTC Participants' accounts on the payable date in accordance with their respective holdings with respect to a Global Note as shown on DTC's records, unless DTC has reason to believe that it will not receive payment on such date. Payments by DTC Participants to beneficial owners are governed by standing instructions and customary practices, as is the case with securities held in "street name." Such instructions will be the responsibility of such DTC Participant and not of DTC, the Agents or the Corporation, subject to any statutory or regulatory requirements as may be in effect from time to time. The Corporation will in every case be discharged by payment to, or to the order of, DTC or its nominee, as applicable, as the registered holder of such Global Note, of the amount so paid. Each of the persons shown in the records of DTC or its nominee as an owner of a beneficial interest therein must look solely to DTC or its nominee, as the case may be, for its share of any such payment so made by the Corporation. Neither the Corporation, the Trustee for the Notes represented by such Global Note, nor any paying agent or authenticating agent for such Notes nor the security registrar or transfer agent for such Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of owners of beneficial interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     DTC has advised the Corporation and the Agents as follows: DTC is a limited-purpose trust company organized under New York law, a "banking organization" within the meaning of New York law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code as in effect in the State of New York and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities deposited by

DTC Participants and to facilitate the clearance and settlement of securities transactions among DTC Participants in such securities through electronic computerized book-entry changes in accounts of the DTC Participants, thereby eliminating the need for physical movement of securities certificates. DTC's direct DTC Participants include securities brokers and dealers (including one or more of the Agents), banks (including certain subsidiaries of the Corporation), trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) have ownership interests in DTC. DTC is owned by a number of DTC Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Indirect access to DTC's book-entry system is also available to Indirect Participants, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly. The rules applicable to DTC and DTC Participants are on file with the Securities and Exchange Commission.

     To facilitate subsequent transfers, all securities deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of securities deposited with it; DTC's records reflect only the identity of the DTC Participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The DTC Participants will remain responsible for keeping account of their holdings on behalf of their customers. Conveyance of notices and other communications by DTC to DTC Participants, by DTC Participants to Indirect Participants, and by DTC Participants and Indirect Participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Neither DTC nor Cede & Co. will consent or vote with respect to securities held by DTC. Under its usual procedures, DTC mails an omnibus proxy to an issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those DTC Participants to whose accounts the securities are credited on the record date (identified in a listing attached to the omnibus proxy).

     DTC can act only on behalf of DTC Participants, who in turn act on behalf of Indirect Participants. Owners of beneficial interests in a Global Note that are not DTC Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of such interests may do so only through DTC Participants and Indirect Participants. In addition, the ability of owners of beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system may be limited due to the lack of certificates for the Notes.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of beneficial interests in Global Notes among DTC Participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time.

     If DTC is at any time unwilling, unable or ineligible to continue as a depositary with respect to the Notes and a successor depositary is not appointed by the Corporation within 90 days, the Company will issue registered Notes in certificated form in exchange for beneficial interests in the Global Notes representing such Notes. In addition, the Corporation may at any time determine not to have Notes represented by Global Notes and, in such event, will issue registered Notes in certificated form in exchange for the Global Notes. In any such instance, an owner of a beneficial interest in a Global Note will be entitled to physical delivery in certificated form of a Note or Notes equal in principal amount to such beneficial interest and to have such Note or Notes registered in its name. Unless otherwise indicated in the applicable Pricing Supplement, Notes so issued in certificated form will be issued in denominations of $1,000 or any integral multiple in excess thereof and will be issued in registered form only, without coupons.

     Notes issued in book-entry form through the facilities of DTC may be transferred or exchanged through a participating member of DTC. No service charge will be made for any registration of transfer or exchange of Notes issued in certificated form, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.


Paying Agent, Security Registrar and Transfer Agent

     Until the Notes are paid, the Corporation will at all times maintain a Paying Agent, Security Registrar and Transfer Agent, which may or may not be the same person, for the Senior Notes and the Subordinated Notes. The Corporation has initially appointed The Bank of New York ("BNY") as Paying Agent, Security

Registrar and Transfer Agent with respect to the Senior Notes. As Subordinated Trustee, BNY will act in the same capacities for the Subordinated Notes. The Corporation reserves the right at any time to vary or terminate the appointment of any Paying Agent, Security Registrar and Transfer Agent, to appoint additional Paying Agents, Security Registrars and Transfer Agents and to approve any change in the office through which the Paying Agent, Security Registrar or Transfer Agent shall act.


Interest and Interest Rates

     The Notes will bear interest at a fixed rate, at floating rates determined by reference to one or more of the Base Rates described below (which may be adjusted by a Spread and/or Spread Multiplier applicable to such Floating Rate Notes) or at any combination of fixed and floating rates until the principal thereof is paid or duly provided for. Interest, if any, will be payable as specified under "Fixed Rate Notes" and "Floating Rate Notes" below. Interest payable and punctually paid or duly provided for on any date on which interest is payable (an "Interest Payment Date") and on the stated maturity date (or New Maturity Date or Extended Maturity Date, as the case may be (each as hereinafter defined)) or upon earlier redemption or repayment (such stated maturity date, New Maturity Date or Extended Maturity Date, or date of redemption or repayment, as the case may be, being collectively hereinafter referred to as the "Maturity Date"), or on a later date on which payment may be made hereunder in respect of such Interest Payment Date, will be paid to the registered holder at the close of business on the Regular Record Date (as hereinafter defined) preceding such Interest Payment Date; provided, however, that the first payment of interest on any Note with an Original Issue Date (as set forth in the applicable Pricing Supplement) between a Regular Record Date and an Interest Payment Date or on an Interest Payment Date will be made on the Interest Payment Date following the Regular Record Date to the registered holder on such succeeding Regular Record Date; and provided, further, that interest payable at the Maturity Date will be payable to the person to whom principal shall be payable.

     Unless otherwise specified in the applicable Pricing Supplement, the "Regular Record Date" with respect to any Interest Payment Date for a Note will be the date (whether or not a Business Day) 15 calendar days preceding such Interest Payment Date, except that the Regular Record Date for a March 15 Interest Payment Date for a Fixed Rate Note will always be the February 28 (whether or not a Business Day) immediately preceding such Interest Payment Date.


Fixed Rate Notes

     Each Fixed Rate Note will bear interest from its Original Issue Date at the rate per annum stated on the face thereof, except as described below under "DESCRIPTION OF NOTES -- Extendible Notes", until the principal amount thereof is paid. Unless otherwise specified in the applicable Pricing Supplement, interest on each Fixed Rate Note will be computed on the basis of a 360-day year of twelve 30-day months and will be payable semi-annually in arrears on June 15 and December 15 of each year during the term of the Note (each an "Interest Payment Date") and on the Maturity Date. If any Interest Payment Date or the Maturity Date of a Fixed Rate Note falls on a day that is not a Business Day, the payment will be made on the next succeeding Business Day as if it were made on the date such payment was due, and no additional interest will accrue on the amount so payable for the period from and after such Interest Payment Date or the Maturity Date, as the case may be. Interest payments will be in the amount of interest accrued from and including the preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the Original Issue Date if no interest has been paid or duly provided for with respect to such Note) to but excluding the Interest Payment Date or the Maturity Date, as the case may be.


Floating Rate Notes

     Each Floating Rate Note will bear interest from its Original Issue Date at the rates determined as described below, except as described below under "DESCRIPTION OF NOTES -- Extendible Notes", until the principal amount thereof is paid. Unless otherwise specified in the applicable Pricing Supplement, interest on each Floating Rate Note will be determined by reference to an interest rate basis (the "Base Rate"), which may be (i) the CD Rate (a "CD Rate Note"), (ii) the Commercial Paper Rate (a "Commercial Paper Rate Note"), (iii) LIBOR (a "LIBOR Note"), (iv) the Federal Funds Rate (a "Federal Funds Rate Note"), (v) the Prime Rate (a "Prime Rate Note"), (vi) the Treasury Rate (a "Treasury Rate Note"), (vii) the CMT Rate (a "CMT Rate Note"), (viii) the Eleventh District Cost of Funds Rate (an "Eleventh District Cost of Funds Rate Note"), or (ix) such other Base Rate as may be set forth in the applicable Pricing Supplement and in such Note. The

Base Rate will be based upon one or more selected Index Maturities (as hereinafter defined) and adjusted by a Spread and/or Spread Multiplier (each as hereinafter defined), if any, as specified in the applicable Pricing Supplement. The interest rate on each Floating Rate Note will be calculated by reference to the specified Base Rate, plus or minus the Spread and/or multiplied by the Spread Multiplier, if any. The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the Base Rate is calculated. The "Spread" is the number of basis points above or below the Base Rate applicable to such Floating Rate Note, and the "Spread Multiplier" is the percentage of the Base Rate applicable to the interest rate for such Floating Rate Note. The Spread, Spread Multiplier, Index Maturity and other variable terms of the Floating Rate Notes are subject to change by the Corporation from time to time, but, except as described below under "DESCRIPTION OF NOTES -- Extendible Notes," no such change will affect any Floating Rate Note previously issued or as to which an offer to purchase has been accepted by the Corporation.

     As specified in the applicable Pricing Supplement, a Floating Rate Note may also have either or both of the following (in each case expressed as a rate per annum on a simple interest basis): (i) a maximum rate at which interest may accrue during any interest period ("Maximum Interest Rate") and (ii) a minimum rate at which interest may accrue during any interest period ("Minimum Interest Rate"). In addition to any such Maximum Interest Rate, the interest rate on a Floating Rate Note will in no event be higher than the maximum rate permitted by applicable law, as the same may be modified by United States law of general application. Under current New York law, the maximum rate of interest (for any loan in the amount of $250,000 or more) is 25% per annum on a simple interest basis. This limit may not apply to Notes in which $2,500,000 or more has been invested.

     The Corporation will appoint an agent (a "Calculation Agent") to calculate interest rates on Floating Rate Notes. BNY will serve as Calculation Agent with respect to Floating Rate Notes unless otherwise specified in the applicable Pricing Supplement.

     The interest rate on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually (such period being the "Interest Reset Period" for such Note and the first day of each Interest Reset Period being an "Interest Reset Date"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement and except as provided below, the Interest Reset Dates will be (i) in the case of Floating Rate Notes that reset daily, each Business Day; (ii) in the case of Floating Rate Notes (other than Treasury Rate Notes) that reset weekly, Wednesday of each week; (iii) in the case of Treasury Rate Notes that reset weekly, Tuesday of each week; (iv) in the case of Floating Rate Notes that reset monthly, the third Wednesday of each month; (v) in the case of Floating Rate Notes that reset quarterly, the third Wednesday of March, June, September and December of each year; (vi) in the case of Floating Rate Notes that reset semi-annually, the third Wednesday of each of two months of each year specified in the applicable Pricing Supplement; and (vii) in the case of Floating Rate Notes that reset annually, the third Wednesday of one month of each year specified in the applicable Pricing Supplement. If an Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the next Business Day, except that in the case of a LIBOR Note, if the next Business Day is in the next calendar month, such Interest Reset Date will be the preceding Business Day. If a Treasury bill auction (as described below) will be held on any day that would otherwise be an Interest Reset Date for a Treasury Rate Note, then such Interest Reset Date will instead be the Business Day following such auction date.

     Unless otherwise specified in the applicable Pricing Supplement, the interest rate in effect with respect to a Floating Rate Note during an Interest Reset Period will be the rate determined on the "Calculation Date" by reference to the "Interest Determination Date." Unless otherwise provided in the applicable Pricing Supplement, the Interest Determination Date for a CD Rate Note, Commercial Paper Rate Note, Federal Funds Rate Note, Prime Rate Note or CMT Rate Note will be the second Business Day preceding the applicable Interest Reset Date; the Interest Determination Date for a LIBOR Note will be the second London Banking Day preceding the applicable Interest Reset Date; the Interest Determination Date for an Eleventh District Cost of Funds Rate Note will be the last Business Day of the month immediately preceding the applicable Interest Reset Date in which the Federal Home Loan Bank (the "FHLB") of San Francisco publishes the Index (as hereinafter defined); and the Interest Determination Date for a Treasury Rate Note will be the day of the week in which the applicable Interest Reset Date falls on which Treasury bills of the Index Maturity specified on the face of such Treasury Rate Note are auctioned. Treasury bills are normally sold at auction on Monday of each week. If such day is a legal holiday, the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Interest Determination Date with respect to the Interest Reset Date for a Treasury Rate Note occurring in the succeeding week. Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date" pertaining to any Interest Determination Date shall be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next Business Day, or (ii) the Business Day preceding the applicable Interest Payment Date or Maturity Date, as the case may be.

     Unless otherwise specified in the applicable Pricing Supplement, the interest rate in effect with respect to a Floating Rate Note on each day that is not an Interest Reset Date will be the interest rate determined as of the Interest Determination Date pertaining to the immediately preceding Interest Reset Date, and the interest rate in effect on any day that is an Interest Reset Date will be the interest rate determined as of the Interest Determination Date pertaining to such Interest Reset Date, subject in either case to any Maximum or Minimum Interest Rate limitation referred to above; provided, however, that the interest rate in effect with respect to a Floating Rate Note for the period from the Original Issue Date to the initial Interest Reset Date (the "Initial Interest Rate") will be specified in the applicable Pricing Supplement, if available, and, unless otherwise specified in the applicable Pricing Supplement, the interest rate in effect for the ten calendar days immediately prior to the Maturity Date (with respect to any amount to be redeemed or repaid) will be the interest rate in effect on the tenth calendar day preceding such Maturity Date. The interest rate on a Floating Rate Note for the initial Interest Reset Period (as hereinafter defined) and for the final Interest Reset Period may be based upon a different Index Maturity and therefore may result in a different interest rate for either or both of such Interest Reset Periods, as set forth in the applicable Pricing Supplement.

     Interest on each Floating Rate Note will be payable monthly, quarterly, semi-annually or annually (the "Interest Payment Period"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement and except as provided below, the date or dates on which interest will be payable (each an "Interest Payment Date") will be (i) in the case of Floating Rate Notes with a monthly Interest Payment Period, the third Wednesday of each month; (ii) in the case of Floating Rate Notes with a quarterly Interest Payment Period, the third Wednesday of March, June, September and December of each year; (iii) in the case of Floating Rate Notes with a semi-annual Interest Payment Period, the third Wednesday of each of two months of each year specified in the applicable Pricing Supplement; (iv) in the case of Floating Rate Notes with an annual Interest Payment Period, the third Wednesday of one month of each year specified in the applicable Pricing Supplement; and (v) in each case, on the Maturity Date.

     Interest payments will be in the amount of interest accrued from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the Original Issue Date if no interest has been paid or duly provided for with respect to such Note) to but excluding the Interest Payment Date or the Maturity Date, as the case may be. However, in the case of Floating Rate Notes on which the interest rate is reset daily or weekly, unless otherwise specified in the applicable Pricing Supplement, interest payments on each Interest Payment Date will be in the amount of interest accrued from but excluding the Regular Record Date through which interest has been paid or duly provided for (or from and including the Original Issue Date if no interest has been paid or duly provided for with respect to such Note) to and including the Regular Record Date next preceding the applicable Interest Payment Date, except that the interest payment due on the Maturity Date will include interest accrued to but excluding such date.

     If any Interest Payment Date (other than the Maturity Date) for any Floating Rate Note would fall on a day that is not a Business Day with respect to such Note, such Interest Payment Date will be the following day that is a Business Day with respect to such Note, except that, in the case of a LIBOR Note, if such Business Day is in the next calendar month, such Interest Payment Date will be the immediately preceding day that is a Business Day with respect to such LIBOR Note. If the Maturity Date of any Floating Rate Note falls on a day that is not a Business Day, the payment of principal (and premium, if any) or interest may be made on the next succeeding Business Day as if it were made on the date such payment was due, and no additional interest will accrue on the amount so payable for the period from and after the Maturity Date.

     Unless otherwise specified in the applicable Pricing Supplement, accrued interest on any Floating Rate Note will be calculated by multiplying the principal amount of such Note by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factor calculated for each day from and including the Original Issue Date, or from but excluding the last date to which interest has been paid, as the case may be, to and including the date for which accrued interest is being calculated. Unless otherwise specified in the applicable Pricing Supplement, the interest factor (expressed as a decimal) for each such day shall be computed by dividing the interest rate in effect on such day by (i) the actual number of days in the year, in the case of Treasury Rate Notes or CMT Rate Notes, and (ii) 360, in the case of other Floating Rate Notes. Unless otherwise specified in the applicable Pricing Supplement, all percentages resulting from any calculation on Floating Rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or
 .0987655)), and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent (with one-half cent being rounded upward).

     Upon the request of the beneficial holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next Interest Reset Date with respect to such Floating Rate Note. The Calculation Agent will also make certain calculations, specified below, on or prior to the Calculation Date.

     The interest rate that will become effective on each subsequent Interest Reset Date will be determined by the Calculation Agent (calculated with reference to the Base Rate and the Spread and/or Spread Multiplier, if any, specified in the applicable Pricing Supplement) as follows (such determination, in the absence of manifest error, to be binding upon all parties):


     CD Rate:

     Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to an Interest Determination Date relating to a CD Rate Note (the "CD Rate Interest Determination Date"), the rate on such CD Rate Interest Determination Date for negotiable certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement, as such rate is published by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") in "Statistical Release H.15(519), Selected Interest Rates," or any successor publication of the Federal Reserve Board ("H.15(519)"), under the heading "CDs (Secondary Market)." If H.15(519) is not so published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such CD Rate Interest Determination Date, the CD Rate will be the rate on such CD Rate Interest Determination Date for negotiable certificates of deposit of the Index Maturity specified in the applicable Pricing Supplement, as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. Quotations for U.S. Government Securities" ("Composite Quotations") under the heading "Certificates of Deposit." If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet published in Composite Quotations, the CD Rate for such CD Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on such CD Rate Interest Determination Date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit in denominations of $5,000,000 of major United States money center banks with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement. However, if such dealers are not so quoting such rates, the CD Rate for such CD Rate Interest Determination Date will be the CD Rate then in effect on such CD Rate Interest Determination Date.


     Commercial Paper Rate:

     Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to an Interest Determination Date relating to a Commercial Paper Note (a "Commercial Paper Rate Interest Determination Date"), the Money Market Yield (as hereinafter defined) of the rate on such Commercial Paper Rate Interest Determination Date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the caption "Commercial Paper -- Non-financial." If such rate is not so published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Commercial Paper Rate Interest
Determination Date, the Commercial Paper Rate will be the Money Market Yield on such Commercial Paper Rate Interest Determination Date of the rate for commercial paper of the Index Maturity specified in the applicable Pricing Supplement as published in Composite Quotations under the heading "Commercial Paper." If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet published in Composite Quotations, the Commercial Paper Rate for such Commercial

Paper Rate Interest Determination Date will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean of the offered rates, as of 11:00 a.m., New York City time, on such Commercial Paper Rate Interest Determination Date of three leading dealers of commercial paper in The City of New York (which may include the Calculation Agent or its affiliates) selected by the Calculation Agent for commercial paper of the Index Maturity specified in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "AA" or the equivalent by a nationally recognized securities rating agency. However, if such dealers are not so quoting such rates, the Commercial Paper Rate for such Commercial Paper Rate Interest Determination Date will be the Commercial Paper Rate then in effect on such Commercial Paper Rate Interest Determination Date.

     "Money Market Yield" will be a yield calculated in accordance with the following formula:


                    Money Market           D x 360
                                   =   -------------    x 100
                          Yield        360 - (D x M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.


     LIBOR:

     Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" means the rate determined by the Calculation Agent in accordance with the following provisions:

      (i) With respect to an Interest Determination Date relating to a LIBOR Note (a "LIBOR Interest Determination Date"), LIBOR will be "LIBOR Telerate" unless "LIBOR Reuters" is specified in the applicable Pricing Supplement. "LIBOR Telerate" is the rate for deposits in the LIBOR Currency (as defined below) having the Index Maturity designated in the applicable Pricing Supplement that appears on the Designated LIBOR Page (as defined below) specified in the applicable Pricing Supplement as of 11:00 a.m. London time, on that LIBOR Interest Determination Date. "LIBOR Reuters" is that rate which is the arithmetic mean of the offered rates (unless the specified Designated LIBOR Page by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the LIBOR Currency having the Index Maturity designated in the applicable Pricing Supplement that appear on the Designated LIBOR Page specified in the applicable Pricing Supplement as of 11:00 a.m. London time, on that LIBOR Interest Determination Date, if at least two such offered rates appear (unless, as aforesaid, only a single rate is required) on such Designated LIBOR Page. If LIBOR cannot be determined under this clause (i), LIBOR in respect of the related LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in clause
   (ii) below.

      (ii) With respect to a LIBOR Interest Determination Date on which the applicable LIBOR rate cannot be determined under clause (i) above, the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the LIBOR Currency for the period of the Index Maturity designated in the applicable Pricing Supplement to prime banks in the London interbank market commencing on the applicable Interest Reset Date at approximately 11:00 a.m., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in such LIBOR Currency in such market at such time. If at least two such quotations are provided, LIBOR determined on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, LIBOR for such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m. (or such other time specified in the applicable Pricing Supplement), in the applicable Principal Financial Center (as defined below), on such LIBOR Interest Determination Date by three major banks in such Principal Financial Center selected by the Calculation Agent for loans in the LIBOR Currency to leading European banks, having the Index Maturity designated in the applicable Pricing Supplement commencing on the applicable Interest Reset Date and in a principal amount that is representative for a single transaction in such LIBOR Currency in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence,

   LIBOR determined on such LIBOR Interest Determination Date will be LIBOR then in effect on such LIBOR Interest Determination Date.

     "LIBOR Currency" means the currency (including composite currencies) specified in the applicable Pricing Supplement as the currency for which LIBOR shall be calculated. If no such currency is specified in the applicable Pricing Supplement, the LIBOR Currency shall be U.S. dollars.

     "Designated LIBOR Page" means either (a) if "LIBOR Telerate" is designated in the applicable Pricing Supplement, the display on the Dow Jones Telerate Service for the purpose of displaying the London interbank offered rates of major banks for the applicable LIBOR Currency, or (b) if "LIBOR Reuters" is designated in the applicable Pricing Supplement, the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank offered rates of major banks for the applicable LIBOR Currency. If neither LIBOR Telerate nor LIBOR Reuters is specified in the applicable Pricing Supplement, LIBOR for the applicable LIBOR Currency will be determined as if LIBOR Telerate (and, if the U.S. dollar is the LIBOR Currency, Page 3750) had been specified.

     "Principal Financial Center" will generally be the capital city of the country of the specified LIBOR Currency, except that with respect to U.S. dollars, Australian dollars, Canadian dollars, Deutsche marks, Italian lire, Swiss francs and ECUs, the Principal Financial Center shall be The City of New York, Sydney, Toronto, Frankfurt, Milan, Zurich and Luxembourg, respectively.


     Federal Funds Rate:

     Unless otherwise specified in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to an Interest Determination Date relating to a Federal Funds Rate Note (a "Federal Funds Rate Interest Determination Date"), the rate on such Federal Funds Rate Interest Determination Date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)." If H.15(519) is not so published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Federal Funds Rate Interest Determination Date, the Federal Funds Rate will be the rate on such Federal Funds Rate Interest Determination Date for Federal Funds as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet published in Composite Quotations, the Federal Funds Rate for such Federal Funds Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal Funds as of 9:00 a.m., New York City time, on such Federal Funds Rate Interest Determination Date quoted by each of three leading brokers of Federal Funds transactions in The City of New York selected by the Calculation Agent. However, if fewer than three such brokers are so quoting such rates, the Federal Funds Rate for such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate then in effect on such Federal Funds Rate Interest Determination Date.


     Prime Rate:

     Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to an Interest Determination Date relating to a Prime Rate Note (a "Prime Rate Interest Determination Date"), the rate set forth on such date in H.15(519) under the heading "Bank Prime Loan," or if not so published prior to 9:00 a.m., New York City time, on the Calculation Date pertaining to such Prime Rate Interest Determination Date, then the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US PRIME 1 (as defined below) as such bank's prime rate or base lending rates as in effect for that Prime Rate Interest Determination Date. If fewer than four such rates but more than one such rate appear on the Reuters Screen US PRIME 1 for the Prime Rate Interest Determination Date, the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the prime rates, quoted on the basis of the actual number of days in the year divided by a 360-day year, as of the close of business on such Prime Rate Interest Determination Date by four major money center banks in The City of New York as selected by the Calculation Agent. If fewer than two such rates appear on the Reuters Screen US PRIME 1, the Prime Rate will be determined by the Calculation Agent as of the close of business on the Prime Rate Interest Determination Date, on the basis of the prime rates, as of the close of business on the Prime Rate Interest Determination Date, furnished in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any state thereof, having total equity capital of at least $500,000,000 and being subject to supervision or examination by federal or state authority, selected by the Calculation Agent. However, if the banks so selected are not quoting prime rates, the Prime Rate for such Prime Rate Interest Determination Date will be the Prime Rate then in effect on such Prime Rate Interest Determination Date.

     "Reuters Screen US PRIME 1" means the display designated as page "US PRIME 1" on the Reuters Monitor Money Rates Service (or such other page as may replace the US PRIME 1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).


     Treasury Rate:

     Unless otherwise specified in the applicable Pricing Supplement, "Treasury Rate" means, with respect to an Interest Determination Date relating to a Treasury Rate Note (a "Treasury Rate Interest Determination Date"), the rate for the auction held on such Treasury Rate Interest Determination Date of direct obligations of the United States ("Treasury bills") having the Index Maturity specified in the applicable Pricing Supplement, as published in H.15(519) under the heading "U.S. Government Securities - Treasury bills - auction average (investment)." If such rate is not published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Treasury Rate Interest Determination Date, the Treasury Rate will be the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) on such Treasury Rate Interest Determination Date as otherwise announced by the United States Department of the Treasury. If such rate is not published or reported by 3:00 p.m., New York City time, on such Calculation Date, or if no such auction is held on such Treasury Rate Interest Determination Date, then the Treasury Rate for such Treasury Rate Interest Determination Date will be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such Treasury Rate Interest Determination Date, of three leading primary United States government securities dealers, selected by the Calculation Agent, for the issue of Treasury bills with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement. However, if such dealers are not so quoting such rates, the Treasury Rate for such Treasury Rate Interest Determination Date will be the Treasury Rate then in effect on such Treasury Date Interest Determination Date.


     CMT Rate:

     Unless otherwise specified in the applicable Pricing Supplement, "CMT Rate" means, with respect to an Interest Determination Date relating to a CMT Rate Note or any Floating Rate Note for which the interest rate is determined by reference to the CMT Rate (a "CMT Rate Interest Determination Date"), the rate displayed on the designated CMT Telerate Page under the caption "Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays approximately 3:45 p.m.," under the column for the Designated CMT Maturity Index for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week or the month, as applicable, as specified in the applicable Pricing Supplement, ended immediately preceding the week in which the related CMT Rate Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 p.m., New York City time, on the Calculation Date pertaining to such CMT Rate Interest Determination Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such Treasury Constant Maturity Rate for the Designated CMT Maturity Index as published in the relevant H.15(519). If such rate is no longer published, or if not published by 3:00 p.m., New York City time, on such Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such Treasury Constant Maturity Rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Federal Reserve Board or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 p.m., New York City time, on such Calculation Date, then the CMT Rate for the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 p.m., New York City time, on the CMT Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Referenced Dealer") in The City of New York selected by the Calculation Agent (from five such Referenced Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct, non-callable fixed rate obligations of the United States ("Treasury Note") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 p.m., New York City time, on the CMT Rate Interest Determination Date of three Referenced Dealers in The City of New York (from five such Referenced Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100,000,000. If three or four (and not five) of such Referenced Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor lowest of such quotes will be eliminated; provided, however, that if fewer than three Referenced Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate will be the CMT Rate then in effect on such CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in the third preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury Rate Note with the shorter remaining term to maturity will be used.

     "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page designated in the applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)), for the purpose of displaying Treasury Constant Maturity as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

     "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury Securities (either 1, 2, 3, 5, 7, 10, 20, or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be two years.


     Eleventh District Cost of Funds Rate:

     Unless otherwise specified in the applicable Pricing Supplement, "Eleventh District Cost of Funds Rate" means, with respect to an Interest Determination Date relating to an Eleventh District Cost of Funds Rate Note or any Floating Rate Note for which the interest rate is determined by reference to the Eleventh District Cost of Funds Rate (an "Eleventh District Cost of Funds Rate Interest Determination Date"), the rate equal to the monthly weighted average cost of funds for the calendar month preceding such Eleventh District Cost of Funds Rate Interest Determination Date as set forth under the caption "Eleventh District" on Telerate Page 7058 as of 11:00 a.m., San Francisco time, on such Eleventh District Cost of Funds Rate Interest Determination Date. If such rate does not appear on Telerate Page 7058 on any related Eleventh District Cost of Funds Rate Interest Determination Date, the Eleventh District Cost of Funds Rate for such Eleventh District Cost of Funds Rate Interest Determination Date shall be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Index") by the FHLB of San Francisco as such cost of funds for the calendar month preceding the date of such announcement. If the FHLB of San Francisco fails to announce such rate for the calendar month next preceding such Eleventh District Cost of Funds Rate Interest Determination Date, then the Eleventh District Cost of Funds Rate for such Eleventh District Cost of Funds Rate Interest Determination Date will be the Eleventh District Cost of Funds Rate then in effect on such Eleventh District Cost of Funds Rate Interest Determination Date. "Telerate Page 7058" means the display on the Dow Jones Telerate Service on such page (or such other page as may replace such page on that service for the purpose of displaying the Eleventh District Cost of Funds
Rate) for the purpose of displaying the monthly average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District.

Renewable Notes

     The Corporation may from time to time offer renewable Notes ("Renewable Notes") that will mature on an Interest Payment Date as specified in an applicable Pricing Supplement unless the maturity of all (or if so indicated in such Pricing Supplement, a portion of) the principal amount of such Note is renewed in accordance with the procedures described below. Renewable Notes will be issued in book-entry form only. If the Corporation issues any such Renewable Notes, the following procedures will apply, unless otherwise specified in the applicable Pricing Supplement.

     On the dates in each year specified in the applicable Pricing Supplement (each such date, a "Renewal Date"), the maturity of such Renewable Note will be automatically extended to the next maturity date (each, a "New Maturity Date") specified in such Pricing Supplement, unless the holder of such Renewable Note elects to terminate the automatic extension of the maturity of such Renewable Note (or, if specified in the applicable Pricing Supplement, any portion thereof) by delivering a notice to such effect to the applicable Trustee (or any duly appointed Paying Agent) not less than 15 nor more than 30 days prior to the Renewal Date. An election to terminate the automatic extension of the maturity of a Renewable Note may be exercised with respect to less than the entire principal amount of such Renewable Note only if so specified in the applicable Pricing Supplement and only in such a principal amount, or integral multiple in excess thereof, as is specified in the applicable Pricing Supplement. Notwithstanding the foregoing, the maturity of any Renewable Note may not be extended beyond the final maturity date (the "Final Maturity Date") specified for such Renewable Notes in the applicable Pricing Supplement. If a holder elects to terminate the automatic extension of the maturity of any portion of the principal amount of a Renewable Note on any Renewal Date, such portion will become due and payable on the stated maturity date or New Maturity Date then in effect with respect to such Note, as the case may be. An election to terminate the automatic extension of the maturity of a Renewable Note shall be irrevocable and shall be binding on each holder of the Note. The renewal of the maturity of a Renewable Note will not affect the interest rate applicable to such Renewable Note.

     If a Note is represented by a Global Note, DTC or its nominee will be the holder of such Note and therefore will be the only entity that can exercise a right to terminate the automatic extension of a Note. In order to ensure that DTC or its nominee will timely exercise a right to terminate the automatic extension with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other DTC Participant or Indirect Participant through which it holds an interest in such Note to notify DTC of its desire to terminate the automatic extension of such Note. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other DTC Participant or Indirect Participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to DTC or its nominee.


Extendible Notes

     The Corporation may from time to time offer Notes whose stated maturity date may be extended at the option of the Corporation (an "Extendible Note") for one or more whole year periods (each an "Extension Period"), up to but not beyond the final maturity date (the "Final Maturity Date") specified for such Extendible Note in the applicable Pricing Supplement. If the Corporation issues any such Extendible Notes, the following procedures will apply, unless otherwise specified in the applicable Pricing Supplement.

     The Corporation may exercise such option with respect to an Extendible Note by notifying the applicable Trustee (or any duly appointed Paying Agent) of such exercise at least 45 but not more than 60 days prior to the stated maturity date originally in effect with respect to such Note (the "Initial Maturity Date") or, if the stated maturity date of such Note has already been extended, prior to the stated maturity date then in effect (an "Extended Maturity Date"). No later than 40 days prior to the Initial Maturity Date or an Extended Maturity Date, as the case may be (each, a "Maturity Date"), the applicable Trustee (or any duly appointed Paying Agent) will mail to the registered holder of such Extendible Note a notice (the "Extension Notice") relating to such Extension Period, first class mail, postage prepaid, setting forth (i) the election of the Corporation to extend the maturity of such Extendible Note, (ii) the new Extended Maturity Date, (iii) in the case of a Fixed Rate Note, the interest rate applicable to the Extension Period or, in the case of a Floating Rate Note, the Spread and/or Spread Multiplier applicable to the Extension Period, and (iv) the provisions, if any, for redemption during the Extension Period, including the date or dates on which, the period or periods during which and the price or prices at which such redemption may occur during the Extension Period. Upon the mailing by the applicable Trustee (or any duly appointed Paying Agent) of an Extension Notice to the holder of an Extendible Note, the maturity of such Note shall be extended automatically as set forth in the Extension Notice, and, except as modified by the Extension Notice and as described in the next paragraph, such Extendible Note will have the same terms as prior to the mailing of such Extension Notice.

     Notwithstanding the foregoing, not later than 20 days prior to the Maturity Date for an Extendible Note (or, if such date is not a Business Day, on the immediately succeeding Business Day), the Corporation may, at its option, revoke the interest rate, in the case of a Fixed Rate Note, or the Spread and/or Spread Multiplier, in the case of a Floating Rate Note, provided for in the Extension Notice and establish a higher interest rate, in the case of a Fixed Rate Note, or a higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note, for the Extension Period by mailing or causing the applicable Trustee (or any duly appointed Paying Agent) to mail notice of such higher interest rate or higher Spread and/or Spread Multiplier, as the case may be, first class mail, postage prepaid, to the holder of such Note. Such notice shall be irrevocable. All Extendible Notes with respect to which the Maturity Date is extended will bear such higher interest rate, in the case of a Fixed Rate Note, or higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note, for the Extension Period.

     If the Corporation elects to extend the maturity of an Extendible Note, the holder of such Note will have the option to elect repayment of such Note by the Corporation on the Maturity Date then in effect at a price equal to the principal amount thereof plus any accrued and unpaid interest to such date. In order for an Extendible Note to be so repaid on the Maturity Date, the Corporation must receive, at least 15 days but not more than 30 days prior to the Maturity Date then in effect with respect to the Note (i) the Note with the form "Option to Elect Repayment" on the reverse of the Note duly completed or
(ii) a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. (the "NASD") or a commercial bank or trust company in the United States setting forth the name of the holder of the Note, the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid, together with the duly completed form entitled "Option to Elect Repayment" on the reverse of the Note, will be received by the applicable Trustee (or any duly appointed Paying Agent) not later than the fifth Business Day after the date of such telegram, telex, facsimile transmission or letter, provided, however, that such telegram, telex, facsimile transmission or letter shall only be effective if such Note and form duly completed are received by the applicable Trustee (or any duly appointed Paying Agent) by such fifth Business Day. Such option may be exercised by the holder of an Extendible Note for less than the aggregate principal amount of the Note then outstanding, provided that the principal amount of the Note remaining outstanding after repayment is an authorized denomination.

     If a Note is represented by a Global Note, DTC or its nominee will be the holder of such Note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that DTC or its nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other DTC Participant or Indirect Participant through which it holds an interest in such Note to notify DTC of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other DTC Participant or Indirect Participant through which it holds an interest in a
Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to DTC or its nominee.


Redemption

     The applicable Pricing Supplement relating to a Note will indicate either that such Note cannot be redeemed prior to its stated maturity date or that such Note will be redeemable at the option of the Corporation on a date or dates specified prior to its stated maturity date and at a price or prices as set forth in the applicable Pricing Supplement, together with accrued interest to the date of redemption. The Corporation may redeem any of the Notes that are redeemable and remain outstanding either in whole or from time to time in part, upon not less than 30 nor more than 60 days' notice. If less than all of the Notes of the series with like tenor and terms are to be redeemed, the Notes to be redeemed will be selected by the Corporation pursuant to the terms of the respective Indentures.


     The Notes will not be subject to any sinking fund.


Repayment and Repurchase

     The applicable Pricing Supplement relating to a Note will indicate either that such Note cannot be repaid at the option of the holder prior to its stated maturity date or that such Note will be repayable at the option of the holder on a date or dates specified prior to its stated maturity date and at a price or prices as set forth in the applicable Pricing Supplement, together with accrued interest to the date of repayment.

     The Corporation may at any time purchase Notes at any price in the open market or otherwise. Notes so purchased by the Corporation may, at its discretion, be held, resold or surrendered to the applicable Trustee for cancellation.


Other Provisions; Addenda

     Any provisions with respect to the determination of a Base Rate, the specification of Base Rates, calculation of the interest rate applicable to a Floating Rate Note, its Interest Payment Dates or any other matter relating thereto or to any Fixed Rate Note may be modified by the terms as specified under "Other Provisions" on the face of such Note or in an Addendum thereto, if so specified on the face of such Note and in the applicable Pricing Supplement.



                             UNITED STATES TAXATION

     The following summary of the principal United States federal income tax consequences of the acquisition, ownership and disposition of Notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. The following discussion does not purport to deal with the federal tax consequences applicable to all categories of investors. In particular, the discussion does not deal with persons in special tax situations, such as dealers in securities, insurance companies, financial institutions or tax-exempt entities. It is based upon the United States federal tax laws and regulations as now in effect and as currently interpreted and does not take into account possible changes in such tax laws or such interpretations. It does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to the Notes or holders thereof. Investors should consult their own tax advisors with respect to their particular circumstances.


United States Holders

     The term "United States Holder," as used herein except when the context indicates otherwise, means a holder of a beneficial interest in a Note that is a United States person for United States federal income tax purposes or any other holder of a beneficial interest in a Note to the extent the income attributable to the Note is effectively connected with the holder's United States trade or business.

     Payment of Interest. Except as described below under "Original Issue Discount" and "Short-Term Notes," interest on a Note generally will be taxable to a holder that is a United States Holder as ordinary income at the time it accrues or is received in accordance with the United States Holder's method of accounting for tax purposes.

     Purchase, Sale and Retirement of Notes. Upon the sale, exchange, retirement or other disposition of a Note, a United States Holder will recognize gain or loss equal to the difference between the amount realized and the United States Holder's tax basis in the Note.

     A United States Holder's tax basis in a Note generally will be the United States Holder's cost for the Note, increased by any original issue discount or market discount (if the holder has elected to include accrued market discount in income on a current basis) previously included in income by such United States Holder with respect to such Note, and decreased by the amount of any bond premium previously amortized, and the amount of any payment (other than a payment of qualified stated interest) previously received by such United States Holder with respect to the Note. Gain or loss on the sale, exchange, retirement or other disposition of a Note generally will be a long-term capital gain or loss if the Note has been held for more than one year, except to the extent (as discussed below) that gain represents market discount not previously included in the holder's income.

     If a United States Holder has a tax basis for a Note that is less than its principal amount, the Note may be considered to have "market discount." As a general matter, gain realized on the disposition of a Note (or on the repayment of principal) is treated as ordinary income rather than capital gain to the extent of market discount accrued while the holder held the Note, although holders may elect to accrue market discount into income on a current basis. An election to accrue market discount will apply to all market discount obligations acquired by the holder on or after the first day of the first taxable year for which the election is made and may not be revoked without the consent of the Internal Revenue Service (the "IRS"). Market discount will be treated as accruing on a ratable basis or, at the election of the holder, based on a constant interest method. Furthermore, a holder of a Note having market discount may be required to defer the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry such Note until the maturity date of the Note or its earlier disposition in a taxable transaction unless the holder elects to include market discount in income on a current basis as described above.

     If a United States Holder has a tax basis for a Note that is greater than its principal amount, the Note may be considered to have "bond premium." The holder may elect to amortize such premium (as offsets to interest income) over the remaining life of the Note under a constant interest method. However, under recently finalized Treasury regulations, if such Note may be optionally redeemed after the holder acquires it at a price in excess of its principal amount, special rules would apply that could result in a deferral of the amortization of some bond premium until later in the term of the Note. With respect to a holder that does not elect to amortize bond premium, the amount of bond premium constitutes a capital loss when the bond matures or is sold.

     If a Note provides for one or more contingent payments, treasury regulations relating to contingent payment debt instruments (the "Contingent Debt Regulations") may apply. Under those regulations, gain upon the disposition of a Note will be ordinary income if the contingencies relating to the payments are unresolved at the time of disposition, and some or all of any loss may be ordinary. Further, such regulations provide different rules relating to market discount, premium and the calculation of basis. If the Contingent Debt Regulations are applicable to a Note, they will be discussed in greater detail in the applicable Pricing Supplement.

     Original Issue Discount. Some of the Notes may be issued with original issue discount ("OID"). The treatment of OID is generally governed by Sections 1271-1275 of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury regulations thereunder (the "OID Regulations").

     For United States federal income tax purposes, OID is the excess of the stated redemption price at maturity of a debt instrument (the sum of all payments required to be made on the debt instrument other than qualified stated interest payments) over its issue price (the first offering price to the public at which a substantial amount of the debt instrument is sold), if that excess equals or exceeds 1/4 of 1% of the debt instrument's stated redemption price at maturity multiplied by the number of complete years from its issue date to its maturity (or weighted average maturity in the case of installment obligations). The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer), or that will be constructively received under
Section 451 of the Code, at least annually at a single fixed rate. In addition, under the OID Regulations if a Note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such Note (e.g., Notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such Note or the excess of the stated principal amount over its issue price exceeds a de minimis amount, then some or all of the stated interest will not be qualified stated interest.

     A United States Holder of a Note is required to include payments of qualified stated interest in income as interest at the time such payments are accrued or are received (in accordance with the United States Holder's method of accounting for tax purposes). A United States Holder of a Note with OID (an "OID Note") with a maturity of more than one year is required to include the OID in income before the receipt of cash attributable to that income, regardless of such United States Holder's method of accounting for tax purposes. The amount of OID includible in income by the initial United States Holder of an OID Note is the sum of the daily portions of the OID with respect to the Note for each day during the taxable year (or portion of the taxable year) in which the United States Holder held such OID Note. The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. An accrual period may be of any length and the accrual periods may even vary in length over the term of the OID Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first day of an accrual period or on the final day of an accrual period. The amount of OID allocable to an accrual period is equal to the difference between (i) the product of the "adjusted issue price" of the OID Note at the beginning of the accrual period and its yield to maturity (computed generally on a constant yield method and compounded at the end of each accrual period, appropriately taking into account the length of the particular accrual period) and (ii) the amount of any qualified stated interest allocable to the accrual period. The "adjusted issue price" of an OID Note at the beginning of any accrual period is the sum of the issue price of the OID Note plus the amount of OID allocable to all prior accrual periods reduced by any payments on the Note that were not qualified stated interest. Under these rules, a United States Holder will generally have to include in income increasingly greater amounts of OID in successive accrual periods.

     A United States Holder who purchases an OID Note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the OID Note after the purchase date other than payments of qualified stated interest, will be considered to have purchased the OID Note at an "acquisition premium." Under the acquisition premium rules, the amount of OID which such United States Holder must include in its gross income with respect to such Note for any taxable year (or portion thereof in which the United States Holder holds the Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

     Under the OID Regulations, Floating Rate Notes are subject to special rules whereby a Floating Rate Note will qualify as a "variable rate debt instrument" if (a) its issue price does not exceed the total noncontingent principal payments by more than a specified de minimis amount; (b) it provides for stated interest, paid or compounded at least annually, at current values of
(i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate or (iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate; and (c) it does not provide for any principal payments that are contingent, as defined in the OID Regulations, except as provided in (a) above. A "qualified floating rate" is any floating rate where variations in such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Floating Rate Note is denominated (e. g., the CD Rate, the Commercial Paper Rate, the Federal Funds Rate, LIBOR, the Prime Rate, the Treasury Rate, the CMT Rate or the Eleventh District Cost of Funds Rate). Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Floating Rate Note (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Floating Rate Note's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap) or a minimum numerical limitation (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations. An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single formula and which is based upon objective financial or economic information. The OID Regulations also provide that other variable interest rates may be treated as objective rates if so designated by the IRS in the future. Despite the foregoing, a variable rate of interest on a Floating Rate Note will not constitute an objective rate if it is reasonably expected that the average value of such rate during the first half of the Floating Rate Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Floating Rate Note's term. A "qualified inverse floating rate" is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. The OID Regulations also provide that if a Floating Rate Note provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the Floating Rate Note's issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

     If a Floating Rate Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a "variable rate debt instrument" under the OID Regulations, then any stated interest on such Note which is unconditionally payable in cash or property (other than debt instruments of the issuer), or that will be constructively received under Section 451 of the Code, at least annually will constitute qualified stated interest and will be taxed accordingly. Thus, a Floating Rate Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a "variable rate debt instrument" under the OID Regulations will generally not be treated as having been issued with OID unless the Floating Rate Note is issued at a "true" discount (i.e., at a price below the Note's stated principal amount) in excess of a specified de minimis amount. OID on such a Floating Rate Note arising from "true" discount is allocated to an accrual period using the constant yield method described above by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Floating Rate Note. The amount of qualified stated interest allocable to an accrual period is increased (or decreased) if interest actually paid during an accrual period exceeds (or is less than) the interest that is assumed to be paid under the assumed fixed rate described above.

     In general, any other Floating Rate Note that qualifies as a "variable rate debt instrument" will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of OID and qualified stated interest on the Floating Rate Note. The OID Regulations generally require that such a Floating Rate Note be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Floating Rate Note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Floating Rate Note's issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Floating Rate Note is converted into a fixed rate that reflects the yield that is reasonably expected for the Floating Rate Note. In the case of a Floating Rate Note that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Floating Rate Note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Floating Rate Note as of the Floating Rate Note's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Floating Rate Note is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

     Once the Floating Rate Note is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of OID and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general OID rules to the "equivalent" fixed rate debt instrument, and a United States Holder of the Floating Rate Note will account for tax purposes for such OID and qualified stated interest as if the United States Holder held the "equivalent" fixed rate debt instrument. Each accrual period, appropriate adjustments will be made to the amount of qualified stated interest or OID assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Floating Rate Note during the accrual period.

     If a Floating Rate Note does not qualify as a "variable rate debt instrument" under the OID Regulations, then the Floating Rate Note may be treated as a contingent payment debt obligation subject to the Contingent Debt Regulations. Under the Contingent Debt Regulations, OID is calculated based on a projected payment schedule and assuming the same yield for the Notes which would result for comparable fixed rate debt instruments issued by the Corporation as of the issue date of the Notes. The amount of accrued OID is adjusted to reflect differences between actual and projected payments on the Notes. If applicable, the Contingent Debt Regulations will be discussed in greater detail in the applicable Pricing Supplement.

     Certain of the Notes (i) may be redeemable at the option of the Corporation prior to their stated maturity (a "call option"); (ii) may be repayable at the option of the holder prior to their stated maturity (a "put option"); (iii) may be automatically renewable, unless a holder elects otherwise; and/or (iv) may be extendible at the option of the Corporation. Notes containing such features may be subject to rules that differ from the general rules discussed above. Prospective purchasers of Notes with such features should consult their tax advisors because the OID consequences will depend, in part, on the particular terms and features of such Notes.

     A United States Holder may elect to include in gross income all interest that accrues on a Note by using the constant yield method applicable to OID, subject to certain limitations and exceptions. For purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium.

     Short-Term Notes. Certain United States Holders (including banks, securities dealers, regulated investment companies and taxpayers that elect under Section 1282(b)(2) of the Code and that otherwise use the cash method of tax accounting, as well as all accrual method United States Holders) will be required to accrue into income on a current basis qualified stated interest and any OID with respect to Notes having a fixed maturity of not more than one year ("Short-Term Notes"). (In that regard it should be noted that the OID Regulations treat none of the stated interest on a Short-Term Note as qualified stated interest, but instead treat such interest as part of the Short- Term Note's stated redemption price at maturity, thereby giving rise to OID.) OID on a Short-Term Note will be treated as accruing on a ratable basis or, at the election of the holder, on a constant interest basis. Other cash method holders of Short-Term Notes generally will not be required, but may elect under Section 1282(b)(2) of the Code, to accrue qualified stated interest and OID into income on a current basis. However, unless such holder so elects, such holder may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry such Short-Term Note until the maturity date of the Note or its earlier disposition in a taxable transaction. In addition, such a non-electing cash method holder will be required to treat any gain realized on a sale, exchange or retirement of the Short-Term Note as ordinary income to the extent such gain does not exceed the OID accrued with respect to the Note during the period the holder held the Short-Term Note. In determining OID for such purposes, OID will be deemed to accrue on a ratable basis unless the holder elects accrual on a constant interest basis.

     A United States Holder of a Short-Term Note can elect to apply the rules in the preceding paragraph dealing with the current accrual of OID and the deferral of interest deductions by taking into account the amount of "acquisition discount," if any, with respect to the Note (rather than the amount of OID, if any, with respect to such Short-Term Note). Acquisition discount is the excess of the remaining stated redemption price at maturity of the Short-Term Note over the holder's tax basis in the Short-Term Note at the time of the acquisition. Acquisition discount will be treated as accruing on a ratable basis or, at the election of the holder, on a constant interest basis.

     A United States Holder's tax basis for a Short-Term Note generally will be the holder's purchase price for the Note, increased by any stated interest, OID or acquisition discount that the holder is required or has elected to accrue into income currently under the rules described above and decreased by the amount of any bond premium previously amortized by such holder with respect to such Note, the amount of any payment of principal received by such holder with respect to the Note and, if the holder is required or has elected to accrue interest into income currently with respect to the Note, the amount of any payment of stated interest received by such holder with respect to the Note.

     The market discount rules will not apply to a Short-Term Note.

     Certain of the Notes may be redeemable prior to their maturity date at the option of either the Corporation or the holder. This redemption feature may affect the determination of whether a Note has a maturity of not more than one year and is thus a Short-Term Note. Purchasers of Notes with such features should carefully examine the applicable Pricing Supplement and should consult their own tax advisors with respect to such features.

     Renewable Notes and Extendible Notes. The applicable Pricing Supplement will contain a discussion of any special United States Federal income tax rules with respect to any Renewable Notes or Extendible Notes.


Non-United States Holders

     Except as otherwise discussed in the applicable Pricing Supplement, under the United States federal income tax laws as in effect on the date of this Prospectus Supplement and subject to the discussion of backup withholding below, payments of principal (and premium, if any) and any interest, including any OID, by the Corporation or its agent (acting in its capacity as such) to any beneficial owner of a Note who is not a United States person (a "Non-United States Holder") will be not subject to United States federal withholding tax; provided, however, that, in the case of interest, including any OID, there will be a 30% withholding tax (or less under an applicable treaty, if any) unless
(i) such beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Corporation entitled to vote, (ii) such beneficial owner is not a controlled foreign corporation for United States tax purposes that is related to the Corporation (directly or indirectly) through stock ownership, and (iii) either (A) the beneficial owner of the Note certifies to the Corporation or its agent, under penalties of perjury, that it is a Non-United States Holder and provides its name and address, or (B) a securities clearing organization, bank or other financial institution, that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Note, certifies to the Corporation or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a financial institution and furnishes the Corporation with a copy thereof. In the event a Floating Rate Note is issued which bears interest at a rate other than a rate determined by reference to a Base Rate explicitly referred to under "Floating Rate Notes," the applicable Pricing Supplement will describe whether interest (including OID) on such Note will be subject to federal withholding tax.

     If a Non-United States Holder is engaged in a trade or business in the United States and interest, including any OID, on the Note is effectively connected with the conduct of such trade or business, such holder, although exempt from the withholding tax discussed in the preceding paragraph (upon delivery of a properly executed IRS Form 4224), may be subject to United States federal income tax on such interest and any OID in the same manner as if it were a United States person. In addition, if such a holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. In lieu of the certification described in the preceding paragraph, a Non-United States Holder with effectively connected interest income must provide the payor with a properly executed IRS Form 4224 to claim an exemption from United States federal withholding tax.

     Recently issued Treasury regulations (the "Final Withholding Regulations"), which are generally effective with respect to payments made after December 31, 1998, consolidate and modify the current certification requirements and means by which holders may claim exemption from United States federal income tax withholding on foreign persons and from backup withholding. Furthermore, the Final Withholding Regulations provide certain presumptions regarding the status of holders when payment to the holders cannot be reliably associated with appropriate documentation provided to the payer. A holder of Notes must provide certification that complies with the procedures in the Final Withholding Regulations, where required, by the first payment date after the effective date of those regulations, subject to certain transitional rules which may extend certifications previously provided in accordance with the currently effective Treasury regulations until December 31, 1999. Foreign holders claiming benefits under an income tax treaty may be required to obtain a taxpayer identification number ("TIN") and to certify their eligibility under the applicable treaty's limitations on benefits article in order to comply with the Final Withholding Regulations. Because the application of the Final Withholding Regulations will vary depending on a holder's particular circumstances, all holders are urged to consult their own tax advisors regarding the application of the Final Withholding Regulations to them.

     Any capital gain or market discount realized upon retirement or disposition of a Note by a Non-United States Holder will not be subject to United States federal income or withholding taxes if (i) such gain is not effectively connected with a United States trade or business of the holder, and
(ii) in the case of an individual, such holder is not present in the United States for 183 days or more in the taxable year of the retirement or disposition.


Backup Withholding and Information Reporting

     The payment of principal and interest and the accrual of OID, if any, are generally subject to information reporting and possibly to "backup withholding" at a rate of 31%. Backup withholding may be required in respect of any payment on a Note to a beneficial owner who is a United States person (other than corporations and certain other exempt persons) if the beneficial owner fails to supply an accurate taxpayer identification number and to certify that such taxpayer identification number is correct, or if the United States Secretary of the Treasury determines that the beneficial owner has not reported all interest and dividend income required to be shown on its federal income tax return or if the beneficial owner fails to certify that it has not underreported its interest and dividend income. Backup withholding and information reporting will not apply to payments made to a Non-United States Holder of a Note with respect to which the beneficial owner has provided required certification that it is not a United States person as set forth in clause (iii) in the first paragraph under "Non-United States Holders," or has otherwise established an exemption (provided that the payor does not have actual knowledge that the beneficial owner is a United States person or that the conditions of any exemption are not in fact satisfied). Under current Treasury regulations, which are effective with respect to payments made through December 31, 1998, payments of the proceeds from the sale of a Note to or through a foreign office of a broker or the foreign office of a custodian, nominee or other dealer acting on behalf of the beneficial owner of a Note will not be subject to information reporting or backup withholding, except that if the broker, custodian, nominee or other dealer is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business, information reporting will be required with respect to payments made to such owner unless the broker has documentary evidence in its files of the beneficial owner's foreign status and the broker has no actual knowledge to the contrary (or the beneficial owner otherwise establishes any exemption from such information reporting). Under the Final Withholding Regulations referred to above, such payments will also not be subject to information reporting or backup withholding, except that if the broker, custodian, nominee or other dealer is a United States person, the government of the United States or the government of any State or political subdivision thereof (or any agency or instrumentality of any of the foregoing), a controlled foreign corporation for United States tax purposes, a foreign partnership that is either engaged in a United States trade or business or whose United States partners in the aggregate hold more than 50% of the income or capital interest in the partnership, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business, or a United States branch of a foreign bank or insurance company, information reporting will be required with respect to payments made to such owner unless the owner has documentary evidence in its files of the beneficial owner's foreign status and the broker has no actual knowledge to the contrary (or the beneficial owner otherwise establishes any exemption from such information reporting).

     Payment of the proceeds from a sale of a Note to or through the United States office of a broker is subject to information reporting and backup withholding, unless the beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

     Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be refundable or allowable as a credit against such beneficial owner's United States federal income tax liability.

     For purposes of the preceding discussion, the term "United States person" means a citizen or resident of the United States, a corporation, or partnership created or organized under the laws of the United States, an estate the income of which is subject to United States federal income taxation regardless of its source, and a trust for which one or more United States fiduciaries have the authority to control all substantial decisions and for which a court of the United States can exercise primary supervision over the trust's administration. Furthermore, for taxable years beginning after December 31, 1996, to the extent provided in regulations, a trust which was in existence on August 20, 1996, and which was treated as a United States person on that date, may elect to continue to be treated as a United States person notwithstanding that it is not the type of United States trust referred to in the preceding sentence. The term "United States" means the United States of America (including the states and the District of Columbia).

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.


State and Local Taxation

     The beneficial owners of Notes may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. Consequently, prospective beneficial owners of Notes should consult their own tax advisors regarding the effect of state and local tax laws on the acquisition, ownership or disposition of the Notes.

                              PLAN OF DISTRIBUTION

     Under the terms of a Master United States Distribution Agreement dated as of January 8, 1998 (the "Distribution Agreement") between the Corporation and the Agents named therein or to be appointed thereunder, Notes are being offered on a continuing basis for sale by the Corporation through the Agents. Each Agent has agreed to utilize its reasonable efforts on an agency basis to solicit offers to purchase the Notes at 100% of the principal amount thereof, unless otherwise specified in an applicable Pricing Supplement. For each Note sold through an Agent as agent, and unless otherwise negotiated, the Corporation will pay a commission in the form of a discount to such Agent, ranging from .125% to .750% of the principal amount of the Note. If agreed to by the Corporation and an Agent, an Agent may purchase a specified amount of the Notes, as principal, from the Corporation. Unless otherwise specified in an applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission applicable to an agency sale of a Note of identical maturity. The Corporation may also sell Notes directly to investors and other purchasers on its own behalf in those jurisdictions where it is authorized to do so, and, upon such sale, no Agent will be entitled to any commission as set forth herein. The Corporation also may appoint, and sell Notes from time to time to or through, one or more additional agents, acting either as agent or principal, on substantially the same terms as those applicable to the Agents. Any such additional agent shall, with respect to any such Notes, be deemed to be included in all references to an "agent" or "Agents" hereunder. In addition, the Corporation may sell Notes on an underwritten basis to a group of Agents acting as a syndicate of underwriters pursuant to a terms agreement; the terms and conditions of any such syndicated underwriting will be described in the Pricing Supplement relating to any such transaction.

     Notes purchased by the Agents as principal may be resold to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the Agent or, if so specified in an applicable Pricing Supplement, for resale at a fixed public offering price. An Agent may offer Notes it has purchased from the Corporation as principal to other dealers for resale to investors, and may allow any portion of the discount received in connection with such purchases from the Corporation to such dealers. After the initial public offering of Notes to be resold to investors and other purchasers, the public offering price (in the case of Notes to be resold on a fixed public offering price basis), the concession and the discount may be changed.

     The applicable Pricing Supplement with respect to the offer and sale of particular Notes will contain the terms of such Notes, including the names of any Agents, the method of distribution of such Notes, the price of such Notes, the net proceeds to the Corporation and any commissions or discounts paid or allowed with respect to such Notes.

     The Corporation reserves the right to withdraw, cancel or modify the offer made hereby without notice and may reject orders in whole or in part whether placed directly with the Corporation or through one of the Agents. Each Agent will have the right, in its discretion reasonably exercised, to reject any offer to purchase Notes received by it on an agency basis, in whole or in part. The Corporation may, in its sole discretion, suspend solicitations of purchases of the Notes through the Agents, acting as agent, for any period of time or permanently.

     No Note will have an established trading market when issued, and the Notes will not be listed on any securities exchange. The Agents may from time to time purchase and sell Notes in the secondary market, but are not obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or liquidity in the secondary market if one develops. From time to time, the Agents may make a market in the Notes, but no Agent is obligated to do so and may discontinue any market-making activity at any time.

     In connection with the offering made hereby, the Agents may purchase and sell the Notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Agents in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Notes, and short positions created by the Agents involve the sale by the Agents of a greater aggregate principal amount of Notes than they are required to purchase from the Company. The Agents also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Notes sold in the offering may be reclaimed by the Agents if such Notes are repurchased by the Agents in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Notes, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

     The Agents, whether acting as agent or principal, may be deemed to be "underwriters" within the meaning of the Securities Act. The Corporation has agreed to indemnify the Agents against and to contribute to payments that the Agents may be required to make relating to certain liabilities, including liabilities under the Securities Act. The Corporation has also agreed to reimburse the Agents for certain expenses.

     NationsBanc Montgomery Securities LLC (formerly, NationsBanc Capital Markets, Inc.) ("NMS") is a direct, wholly owned subsidiary of NationsBank. Under Section 2720 of the Conduct Rules ("Section 2720") of the NASD, when an NASD member, such as NMS, participates in the distribution of an affiliated company's securities, the offering must be conducted in accordance with the applicable provisions of Section 2720. NationsBank is considered to be an "affiliate" (as such term is defined in Section 2720) of NMS. The offer and sale of any Notes by NMS will comply with the requirements of Section 2720 regarding the underwriting of securities of affiliates and with any restrictions as may be imposed on NMS by the Federal Reserve Board. In addition, under Section 2720, no NASD member participating in offers and sales of the Notes may execute a transaction in the Notes in a discretionary account without the specific prior written approval of the member's customer.

     The Agents may from time to time engage in transactions with, or perform services for, the Corporation in the ordinary course of business.

PROSPECTUS
----------

                                 NationsBank(R)


                                Debt Securities


     NationsBank Corporation ("NationsBank" or the "Corporation") may offer from time to time its unsecured debt securities, which may be either senior (the "Senior Debt Securities") or subordinated (the "Subordinated Debt Securities" and, together with the Senior Debt Securities, the "Debt Securities"). NationsBank may sell up to $3,000,000,000 in aggregate initial offering price of Debt Securities (or the U.S. dollar equivalent thereof if any of the Debt Securities are denominated in a foreign currency or currency unit), which may be offered, separately or together, in one or more series, in amounts, at prices and on terms to be determined at the time of sale and set forth in an accompanying supplement to this Prospectus (a "Prospectus Supplement"). Pursuant to the terms of the Registration Statement of which this Prospectus constitutes a part, NationsBank may also offer and sell shares of its preferred stock (the "Preferred Stock"), which may be represented by depositary shares (the "Depositary Shares"), and shares of its common stock (the "Common Stock"). Any such Preferred Stock, Depositary Shares or Common Stock will be offered and issued pursuant to the terms of a separate Prospectus contained in such Registration Statement. The aggregate amount of Debt Securities that may be offered and sold pursuant hereto is subject to reduction as the result of the sale of any Preferred Stock, Depositary Shares or Common Stock pursuant to such separate Prospectus or at the Corporation's discretion.
     The Senior Debt Securities will rank equally with all other unsubordinated and unsecured indebtedness of the Corporation. The Subordinated Debt Securities will be subordinate in right of payment to all existing and future Senior Indebtedness (as defined herein) of the Corporation.
     The Debt Securities may be denominated in U.S. dollars or in another currency or currency unit (such as the European Currency Unit), and the principal of (and premium, if any, on) or any interest on the Debt Securities may be payable in U.S. dollars or such foreign currency or currency unit. The specific terms of each series of Debt Securities offered pursuant to this Prospectus, including the specific designation, aggregate principal amount, currency or currency unit in which the principal and any premium or interest may be payable, authorized denominations, maturity, any premium, any interest rate (which may be fixed or variable), any interest payment dates, any optional or mandatory redemption terms, any sinking fund provisions, any subordination terms, any terms for conversion (in the event that such series is convertible at the option of the holder or NationsBank into Preferred Stock, Depositary Shares, Common Stock or other Debt Securities), the form of such series, any securities exchange on which such Debt Securities may be listed, and any other terms of such series of Debt Securities will be set forth in the Prospectus Supplement relating to such series.
     The Debt Securities may be sold (i) through underwriting syndicates represented by managing underwriters, or by underwriters without a syndicate, with such underwriters to be designated at the time of sale; (ii) through agents designated from time to time; or (iii) directly by the Corporation. The names of any underwriters or agents of NationsBank involved in the sale of the Debt Securities, the public offering price or purchase price and any commissions or discounts will be set forth in the applicable Prospectus Supplement or a pricing supplement thereto. The net proceeds to the Corporation from such sale also will be set forth in such Prospectus Supplement or pricing supplement.
     This Prospectus may not be used to consummate sales of Debt Securities unless accompanied by a Prospectus Supplement.
                                ---------------
THESE SECURITIES ARE NOT SAVINGS ACCOUNTS OR BANK DEPOSITS, ARE NOT OBLIGATIONS OF OR GUARANTEED BY ANY BANKING OR NONBANKING AFFILIATE OF NATIONSBANK, ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT
  AGENCY AND INVOLVE INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF PRINCIPAL.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA (THE "COMMISSIONER") OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION, THE COMMISSIONER OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------
               The date of this Prospectus is December 19, 1996.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, previously filed by the Corporation with the Securities and Exchange Commission (the "Commission") pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), are incorporated herein by reference:

      (a) The Corporation's Annual Report on Form 10-K for the year ended December 31, 1995 as filed March 29, 1996;

      (b) The Corporation's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 as filed May 10, 1996, June 30, 1996 as filed August 14, 1996, and September 30, 1996 as filed November 13, 1996;

      (c) The Corporation's Current Reports on Form 8-K filed January 12, 1996, February 1, 1996, March 8, 1996, April 17, 1996, May 16, 1996, July 5,
    1996, July 31, 1996, September 6, 1996 (as amended by Form 8-K/A-1 filed September 11, 1996 and Form 8-K/A-2 filed November 13, 1996), September
    20, 1996 (as amended by Form 8-K/A filed September 23, 1996), October 25, 1996, November 14, 1996, December 4, 1996 and December 17, 1996; and

      (d) The description of the Corporation's Common Stock contained in its registration statement filed pursuant to Section 12 of the 1934 Act, as modified by the Corporation's Current Report on Form 8-K filed on September 21, 1994.

     All reports and any definitive proxy or information statements filed by the Corporation with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Corporation will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Written requests for such copies should be directed to John E. Mack, Senior Vice President and Treasurer, NationsBank Corporation, NationsBank Corporate Center, Corporate Treasury Division, Charlotte, North Carolina 28255. Telephone requests may be directed to (704) 386-5972.


                             AVAILABLE INFORMATION

     NationsBank is subject to the informational requirements of the 1934 Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the following public reference facilities maintained by the Commission: 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, upon payment of prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers who file electronically with the Commission. The address of that site is http://www.sec.gov. In addition, reports, proxy statements and other information concerning NationsBank may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and at the offices of The Pacific Stock Exchange Incorporated, 301 Pine Street, San Francisco, California 94104.

                            NATIONSBANK CORPORATION

General

     NationsBank is a multi-bank holding company established as a North Carolina corporation in 1968 and is registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"), with its principal assets being the stock of its subsidiaries. Through its banking subsidiaries (the "Banks") and its various non-banking subsidiaries, NationsBank provides banking and banking-related services, primarily throughout the Southeast and Mid-Atlantic states and Texas. The principal executive offices of NationsBank are located at NationsBank Corporate Center in Charlotte, North Carolina 28255. Its telephone number is (704) 386-5000.


Operations

     NationsBank provides a diversified range of banking and certain nonbanking financial services and products through its various subsidiaries. NationsBank manages its business activities through three major business units: the General Bank, Global Finance and Financial Services.

     The General Bank provides comprehensive services in the commercial and retail banking fields, including the origination and servicing of home mortgage loans, the issuance and servicing of credit cards (through a Delaware subsidiary), indirect lending, dealer finance and certain insurance services. The General Bank also provides retirement services for defined benefit and defined contribution plans, full service and discount brokerage services, investment advisory services, including advising the Nations Fund family of mutual funds, as well as private banking, fiduciary and investment management services through subsidiaries of NationsBank. As of September 30, 1996, the General Bank operated 1,980 banking offices through the following Banks:
NationsBank, N.A. (serving the states of North Carolina, South Carolina, Maryland and Virginia and the District of Columbia); NationsBank, N.A. (South) (serving the states of Florida and Georgia); NationsBank of Kentucky, N.A.; NationsBank of Tennessee, N.A.; NationsBank of Texas, N.A.; and Sun World, N.A. (serving the state of Texas). The General Bank also provides fully automated, 24-hour cash dispensing and depositing services throughout the states in which it is located, through 3,609 automated teller machines.

     Global Finance provides comprehensive corporate and investment banking as well as trading and distribution services to domestic and international customers. The group serves as a principal lender and investor, as well as an advisor, arranger and underwriter, and manages treasury and trade transactions for clients and customers. Loan origination and syndication, asset-backed lending, leasing, factoring, project finance and mergers and acquisitions are representative of the services provided by the group. Global Finance also underwrites, trades and distributes a wide range of securities (including bank-eligible securities and, to a limited extent, bank-ineligible securities as authorized by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board")), and trades and distributes a wide range of derivative products in certain interest rate, foreign exchange, commodity and equity markets. Global Finance provides its services through various offices located in major United States cities as well as in London, Frankfurt, Singapore, Bogot-, Mexico City, Grand Cayman, Nassau, Seoul, Tokyo, Osaka, Taipei and Hong Kong.

     Financial Services includes NationsCredit Consumer Corporation, primarily a consumer finance subsidiary, and NationsCredit Commercial Corporation, primarily a commercial finance subsidiary. NationsCredit Consumer Corporation, which has approximately 331 offices located in 36 states, provides personal, mortgage and automobile loans to consumers and retail finance programs to dealers. NationsCredit Commercial Corporation consists of seven divisions that specialize in one or more of the following areas: equipment loans and leasing; loans for debt restructuring, mergers and acquisitions and working capital; real estate, golf/ recreational and health care financing; and inventory financing to manufacturers, distributors and dealers.

     As part of its operations, NationsBank regularly evaluates the potential acquisition of, and holds discussions with, various financial institutions and other businesses of a type eligible for bank holding company investment. In addition, NationsBank regularly analyzes the values of, and submits bids for, the acquisition of customer-based funds and other liabilities and assets of such financial institutions and other businesses. As a general rule, NationsBank publicly announces such material acquisitions when a definitive agreement has been reached.

Supervision and Regulation

     General. As a registered bank holding company, NationsBank is subject to the supervision of, and to regular inspection by, the Federal Reserve Board. The Banks are organized as national banking associations, which are subject to regulation, supervision and examination by the Office of the Comptroller of the Currency (the "Comptroller"). The Banks are also subject to regulation by the Federal Deposit Insurance Corporation (the "FDIC") and other federal regulatory agencies. In addition to banking laws, regulations and regulatory agencies, NationsBank and its subsidiaries and affiliates are subject to various other laws and regulations and supervision and examination by other regulatory agencies, all of which directly or indirectly affect the Corporation's operations, management and ability to make distributions. The following discussion summarizes certain aspects of those laws and regulations that affect NationsBank.

     Under the BHCA, the activities of NationsBank, and those of companies which it controls or in which it holds more than 5% of the voting stock, are limited to banking or managing or controlling banks or furnishing services to or performing services for its subsidiaries, or any other activity which the Federal Reserve Board determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making such determinations, the Federal Reserve Board is required to consider whether the performance of such activities by a bank holding company or its subsidiaries can reasonably be expected to produce benefits to the public such as greater convenience, increased competition or gains in efficiency that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. Generally, bank holding companies, such as NationsBank, are required to obtain prior approval of the Federal Reserve Board to engage in any new activity not previously approved by the Federal Reserve Board or to acquire more than 5% of any class of voting stock of any company.

     The BHCA also requires bank holding companies to obtain the prior approval of the Federal Reserve Board before acquiring more than 5% of any class of voting stock of any bank which is not already majority-owned by the bank holding company. Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking and Branching Act"), a bank holding company became able to acquire banks in states other than its home state beginning September 29, 1995, without regard to the permissibility of such acquisition under state law, but subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company, prior to or following the proposed acquisition, controls no more than 10% of the total amount of deposits of insured depository institutions in the United States and no more than 30% of such deposits in that state (or such lesser or greater amount set by state law).

     The Interstate Banking and Branching Act also authorizes banks to merge across state lines, therefore creating interstate branches, beginning June 1, 1997. Under such legislation, each state has the opportunity either to "opt out" of this provision, thereby prohibiting interstate branching in such states, or to "opt in" at an earlier time, thereby allowing interstate branching within that state prior to June 1, 1997. Furthermore, pursuant to such act, a bank is now able to open new branches in a state in which it does not already have banking operations if the laws of such state permit such de novo branching. Of those states in which the Banks are located, Delaware, Maryland, North Carolina and Virginia have enacted legislation to "opt in," thereby permitting interstate branching prior to June 1, 1997, and Texas has adopted legislation to "opt out" of the interstate branching provisions (which Texas law currently expires on September 2, 1999).

     As previously described, NationsBank regularly evaluates merger and acquisition opportunities, and it anticipates that it will continue to evaluate such opportunities in light of the new legislation.

     Proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress, in the state legislatures and before the various bank regulatory agencies.

     Capital and Operational Requirements. The Federal Reserve Board, the Comptroller and the FDIC have issued substantially similar risk-based and leverage capital guidelines applicable to United States banking organizations. In addition, those regulatory agencies may from time to time require that a banking organization maintain capital above the minimum levels, whether because of its financial condition or actual or anticipated growth.

     The Federal Reserve Board risk-based guidelines define a two-tier capital framework. Tier 1 capital consists of common and qualifying preferred shareholders' equity, less certain intangibles and other adjustments. Tier 2 capital consists of subordinated and other qualifying debt, and the allowance for credit losses up to 1.25% of risk-weighted assets. The sum of Tier 1 and Tier 2 capital less investments in unconsolidated subsidiaries represents qualifying total capital, at least 50% of which must consist of Tier 1 capital. Risk-based capital ratios are calculated by dividing Tier 1 and total capital by risk-weighted assets. Assets and off-balance sheet exposures are assigned to one of four categories of risk-weights, based primarily on relative credit risk. The minimum Tier 1 capital ratio is 4% and the minimum total capital ratio is 8%. The Corporation's Tier 1 and total risk-based capital ratios under these guidelines at September 30, 1996 were 7.05% and 12.05%, respectively.

     The leverage ratio is determined by dividing Tier 1 capital by adjusted average total assets. Although the stated minimum ratio is 3%, most banking organizations are required to maintain ratios of at least 100 to 200 basis points above 3%. The Corporation's leverage ratio at September 30, 1996 was 6.30%. Management believes that NationsBank meets its leverage ratio requirement.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), among other things, identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) and requires the respective Federal regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements within such categories. FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Failure to meet the capital guidelines could also subject a banking institution to capital raising requirements. An "undercapitalized" bank must develop a capital restoration plan and its parent holding company must guarantee that bank's compliance with the plan. The liability of the parent holding company under any such guarantee is limited to the lesser of 5% of the bank's assets at the time it became "undercapitalized" or the amount needed to comply with the plan. Furthermore, in the event of the bankruptcy of the parent holding company, such guarantee would take priority over the parent's general unsecured creditors. In addition, FDICIA requires the various regulatory agencies to prescribe certain non-capital standards for safety and soundness relating generally to operations and management, asset quality and executive compensation and permits regulatory action against a financial institution that does not meet such standards.

     The various regulatory agencies have adopted substantially similar regulations that define the five capital categories identified by FDICIA, using the total risk-based capital, Tier 1 risk-based capital and leverage capital ratios as the relevant capital measures. Such regulations establish various degrees of corrective action to be taken when an institution is considered undercapitalized. Under the regulations, a "well capitalized" institution must have a Tier 1 capital ratio of at least 6%, a total capital ratio of at least 10% and a leverage ratio of at least 5% and not be subject to a capital directive order. An "adequately capitalized" institution must have a Tier 1 capital ratio of at least 4%, a total capital ratio of at least 8% and a leverage ratio of at least 4%, or 3% in some cases. Under these guidelines, as of September 30, 1996, each of the Banks was considered well capitalized.

     Banking agencies have recently adopted final regulations which mandate that regulators take into consideration concentrations of credit risk and risks from non-traditional activities, as well as an institution's ability to manage those risks, when determining the adequacy of an institution's capital. This evaluation will be made as a part of the institution's regular safety and soundness examination. Banking agencies also have recently adopted final regulations requiring regulators to consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance-sheet position) in the evaluation of a bank's capital adequacy. Concurrently, banking agencies have proposed a methodology for evaluating interest rate risk. After gaining experience with the proposed measurement process, these banking agencies intend to propose further regulations to establish an explicit risk-based capital charge for interest rate risk.

     Distributions. The Corporation's funds for cash distributions to its shareholders are derived from a variety of sources, including cash and temporary investments. The primary source of such funds, however, is dividends received from the Banks. The amount of dividends that each Bank may declare in a calendar year without approval of the Comptroller is the Bank's net profits for that year, as defined by statute, combined with its net retained profits, as defined, for the preceding two years. In addition, from time to time NationsBank applies for, and may receive, permission from the Comptroller for one or more of the Banks to declare special dividends. As of January 1, 1996, the Banks can initiate dividend payments without prior regulatory approval of up to $905 million plus an additional amount equal to their net profits for 1996 up to the date of any such dividend declaration.

     In addition to the foregoing, the ability of NationsBank and the Banks to pay dividends may be affected by the various minimum capital requirements and the capital and non-capital standards established under FDICIA as described above. Furthermore, the Comptroller may prohibit the payment of a dividend by a national bank if it determines that such payment would constitute an unsafe or unsound practice. The right of NationsBank, its shareholders and its creditors to participate in any distribution of the assets or earnings of its subsidiaries is further subject to the prior claims of creditors of the respective subsidiaries.

     Source of Strength. According to Federal Reserve Board policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary. This support may be required at times when a bank holding company may not be able to provide such support. In the event of a loss suffered or anticipated by the FDIC -- either as a result of default of a banking or thrift subsidiary of NationsBank or related to FDIC assistance provided to a subsidiary in danger of default -- the other Banks may be assessed for the FDIC's loss, subject to certain exceptions.


                                USE OF PROCEEDS

     The net proceeds from the sale of the Debt Securities will be used for general corporate purposes, including the Corporation's working capital needs, the funding of investments in, or extensions of credit to, its banking and nonbanking subsidiaries, possible acquisitions of other financial institutions or their assets or liabilities, possible acquisitions of or investments in other businesses of a type eligible for bank holding companies and possible reduction of outstanding indebtedness or repurchase of outstanding equity securities of the Corporation. Pending such use, the Corporation may temporarily invest the net proceeds in investment grade securities. The Corporation may, from time to time, engage in additional capital financings of a character and in amounts to be determined by the Corporation in light of its needs at such time or times and in light of prevailing market conditions. If the Corporation elects at the time of issuance of Debt Securities to make different or more specific use of proceeds other than that set forth herein, such use will be described in the applicable Prospectus Supplement.


                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following are the Corporation's consolidated ratios of earnings to fixed charges for the nine months ended September 30, 1996 and for each of the years in the five-year period ended December 31, 1995:



                                          Nine Months              Year ended
                                             Ended                December 31,
                                          September 30, ---------------------------------
                                              1996       1995   1994   1993   1992   1991
                                         -------------- ------ ------ ------ ------ -----
Ratio of Earnings to Fixed Charges:
  Excluding interest on deposits  ......      1.8        1.7    1.9    2.3    2.4    1.1
  Including interest on deposits  ......      1.5        1.4    1.5    1.5    1.4    1.0

     For purposes of computing the consolidated ratios, earnings represent net income of the Corporation plus applicable income taxes and fixed charges, less capitalized interest and the equity in undistributed earnings of unconsolidated subsidiaries and associated companies. Fixed charges represent interest expense (exclusive of interest on deposits in one case and inclusive of such interest in the other), capitalized interest, amortization of debt discount and appropriate issuance costs and one-third (the amount deemed to represent an appropriate interest factor) of net rent expense under all lease commitments.

                              PLAN OF DISTRIBUTION

     The Corporation may offer and sell the Debt Securities in one or more of the following ways: (i) through underwriters or dealers; (ii) through agents; or (iii) directly by the Corporation to one or more purchasers. Such underwriters, dealers or agents may be affiliates of NationsBank. The Prospectus Supplement with respect to a particular offering of a series of Debt Securities will set forth the terms of the offering of such Debt Securities, including the name or names of any underwriters or agents with whom NationsBank has entered into arrangements with respect to the sale of such Debt Securities, the public offering or purchase price of such Debt Securities and the proceeds to the Corporation from such sales, and any underwriting discounts, agency fees or commissions and other items constituting underwriters' compensation, the initial public offering price, any discounts or concessions to be allowed or reallowed or paid to dealers and the securities exchange, if any, on which such Debt Securities may be listed.

     If underwriters are used in the offer and sale of Debt Securities, the Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Debt Securities may be offered to the public either through underwriting syndicates represented by managing underwriters, or by underwriters without a syndicate, all of which underwriters in either case will be designated in the applicable Prospectus Supplement. Unless otherwise set forth in the applicable Prospectus Supplement, under the terms of the underwriting agreement, the obligations of the underwriters to purchase Debt Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Debt Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Debt Securities also may be offered and sold directly by the Corporation or through agents designated by the Corporation from time to time. Any agent involved in the offer or sale of the Debt Securities with respect to which this Prospectus is delivered will be named in, and any commissions payable by the Corporation to such agent will be set forth in or calculable from, the applicable Prospectus Supplement or a pricing supplement thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the applicable Prospectus Supplement, the Corporation may authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase Debt Securities from the Corporation at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Delayed Delivery Contracts") providing for payment and delivery on the date or dates stated in the Prospectus Supplement. Each Delayed Delivery Contract will be for an amount of Debt Securities not less than and, unless the Corporation otherwise agrees, the aggregate amount of Debt Securities sold pursuant to Delayed Delivery Contracts shall be not more than the respective minimum and maximum amounts stated in the Prospectus Supplement. Institutions with which Delayed Delivery Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions, but shall in all cases be subject to the approval of the Corporation in its sole discretion. The obligations of the purchaser under any Delayed Delivery Contract to pay for and take delivery of Debt Securities will not be subject to any conditions except that (i) the purchase of Debt Securities by such institution shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such institution is subject; and (ii) any related sale of Debt Securities to underwriters shall have occurred. A commission set forth in the Prospectus Supplement will be paid to underwriters soliciting purchases of Debt Securities pursuant to Delayed Delivery Contracts accepted by the Corporation. The underwriters will not have any responsibility in respect of the validity or performance of Delayed Delivery Contracts.

     Any series of Debt Securities offered and sold pursuant to this Prospectus and the applicable Prospectus Supplement will be new issues of securities with no established trading market. Any underwriters to whom Debt Securities are sold by the Corporation for public offering and sale may make a market in such Debt Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Debt Securities.

     Any underwriter, dealer or agent participating in the distribution of any Debt Securities may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, as amended (the "1933 Act"), of the Debt Securities so offered and sold, and any discounts or commissions received by them from NationsBank and any profit realized by them on the sale or resale of the Debt Securities may be deemed to be underwriting discounts and commissions under the 1933 Act.

     Under agreements entered into with the Corporation, underwriters, dealers and agents may be entitled to indemnification by the Corporation against certain civil liabilities, including liabilities under the 1933 Act, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof.

     The participation of an affiliate or subsidiary of NationsBank in the offer and sale of the Debt Securities will comply with the requirements of
Section 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD") regarding the participation in a distribution of securities by an affiliate. No NASD member participating in offers and sales of the Debt Securities will execute a transaction in the Debt Securities in a discretionary account without the prior written specific approval of the member's customer.

     This Prospectus and related Prospectus Supplements may also be used by direct or indirect wholly-owned subsidiaries of NationsBank in connection with offers and sales related to secondary market transactions in the Debt Securities. Such subsidiaries may act as principal or agent in such transactions. Any such sales will be made at prices related to prevailing market prices at the time of sale.

     Underwriters, dealers and agents also may be customers of, engage in transactions with, or perform other services for the Corporation in the ordinary course of business.


                         DESCRIPTION OF DEBT SECURITIES

     The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

     Any Senior Debt Securities offered hereby are to be issued under an Indenture dated as of January 1, 1995 (such Indenture, as it may be amended from time to time, the "Senior Indenture") between the Corporation and First Trust of New York, National Association, as successor Trustee to BankAmerica National Trust Company (the "Senior Trustee"). Any Subordinated Debt Securities offered hereby are to be issued under an Indenture dated as of January 1, 1995 (such Indenture, as it may be amended from time to time, the "Subordinated Indenture") between the Corporation and The Bank of New York, Trustee (the "Subordinated Trustee" and, together with the Senior Trustee, the "Trustees"). Each of the Senior Indenture and the Subordinated Indenture (each, an "Indenture" and together, the "Indentures") is incorporated by reference in the Registration Statement of which this Prospectus forms a part.

     The following summaries of certain provisions of the Indentures do not purport to be complete and are subject to and qualified in their entirety by reference to the provisions of the applicable Indentures. Whenever particular sections or defined terms of the Indentures are referred to, it is intended that such sections or defined items shall be incorporated herein by reference. Unless otherwise indicated, capitalized terms shall have the meanings ascribed to them in the Indentures.


General

     The respective Indentures provide that there is no limitation on the amount of debt securities that may be issued thereunder from time to time. The amount of Debt Securities that may be offered and sold pursuant to this Prospectus, however, is limited to the aggregate initial offering price of the securities registered under the Registration Statement of which this Prospectus forms a part, subject to reduction as the result of the sale by the Corporation of other securities under the Registration Statement.

     The Debt Securities will be direct, unsecured obligations of the Corporation. The Senior Debt Securities of each series will rank equally with all unsecured senior debt of the Corporation. The Subordinated Debt

Securities of each series will be subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness (as hereinafter defined) of the Corporation. See "DESCRIPTION OF DEBT SECURITIES --
Subordination."

     The Debt Securities will be issued in fully registered form without coupons. The Debt Securities may be denominated in U.S. dollars or in another currency or currency unit. Unless otherwise set forth in the applicable Prospectus Supplement, any Debt Securities that are denominated in U.S. dollars will be issued in denominations of $1,000 or an integral multiple thereof. If any of the Debt Securities are denominated in a foreign currency or currency unit, or if principal of (or premium, if any, on) or any interest on any of the Debt Securities is payable in any foreign currency or currency unit, the authorized denominations, as well as any investment considerations, restrictions, tax consequences, specific terms and other information with respect to such issue of Debt Securities and such foreign currency or currency unit, will be set forth in the Prospectus Supplement relating thereto.

     The Debt Securities may be issued in one or more series with the same or various maturities. Certain Debt Securities may be issued which provide for an amount less than the principal amount thereof to be due and payable in the event of an acceleration of the maturity thereof (each an "Original Issue Discount Security"). Original Issue Discount Securities may bear no interest or may bear interest at a rate which at the time of issuance is below market rates and will be sold at a discount (which may be substantial) below their stated principal amount. Certain Debt Securities may be deemed to be issued with original issue discount for United States Federal income tax purposes. The Prospectus Supplement with respect to any series of Debt Securities issued with such original issue discount will contain a discussion of Federal income tax considerations with respect thereto.

     The particular terms of each series of Debt Securities to be offered and sold will be described in the Prospectus Supplement relating to such Debt Securities, including: (1) the designation of the particular series; (2) the aggregate principal amount of such series that may be authenticated and delivered under the applicable Indenture; (3) the person to whom any interest on any Debt Security of the series shall be payable, if other than the person in whose name the Debt Security (or one or more predecessor Debt Securities) is registered at the close of business on the regular record date for such interest; (4) the date or dates on which the principal of the Debt Securities of such series is payable; (5) the rate or rates, and if applicable the method used to determine the rate, at which the Debt Securities of such series shall bear interest, if any, the date or dates from which such interest shall accrue, the date or dates on which such interest shall be payable and the record date or dates for the interest payable on any Debt Securities on any interest payment date; (6) the place or places at which, subject to the provisions of the applicable Indenture, the principal of (and premium, if any, on) and any interest on Debt Securities of such series shall be payable, any Debt Securities of the series may be surrendered for registration of transfer, and notices and demands to or upon the Corporation in respect of the Debt Securities of the series and the Indenture may be served; (7) the obligation, if any, of the Corporation to redeem or purchase Debt Securities of such series, at the option of the Corporation or at the option of a holder thereof, pursuant to any sinking fund or other redemption provisions and the period or periods within which, the price or prices at which and the terms and conditions upon which Debt Securities of the series may be so redeemed or purchased, in whole or in part; (8) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which any Debt Securities of such series shall be issuable; (9) if other than the principal amount thereof, the portion of the principal amount of Debt Securities of such series which shall be payable upon declaration of acceleration of the maturity thereof; (10) the currency, currencies or currency units in which payment of the principal of (and premium, if any, on) and any interest on any Debt Securities of the series shall be payable if other than the currency of the United States of America and the manner of determining the equivalent thereof in the currency of the United States of America for purposes of the applicable Indenture; (11) if the principal of (and premium, if any, on) or any interest on the Debt Securities of the series is to be payable, at the election of the Corporation or a holder thereof, in one or more currencies or currency units, other than that or those in which the Debt Securities are stated to be payable, the currency or currencies in which payment of the principal of (and premium, if any, on) and any interest on Debt Securities of such series as to which such election is made shall be payable, and the periods within which and the terms and conditions upon which such election is to be made; (12) if the amount of payments of principal of (and premium, if any, on) or any interest on the Debt Securities of the series may be determined with reference to an index, the manner in which such amounts shall be determined; (13) whether the Debt Securities will be issued in book-entry only form; (14) the identification or method of selection of any interest rate calculation agents, exchange rate calculation agents or other agents with respect to Debt Securities of such series; (15) if either or both of Section 14.02 (defeasance) or Section 14.03 (covenant defeasance) of the applicable Indenture do not apply to the Debt Securities of the series; (16) any provisions relating to the extension of maturity of, or the renewal of, Debt Securities of such series; and (17) any other terms of the Debt Securities of such series (which terms shall not be inconsistent with the provisions of the applicable Indenture).

     The ability of NationsBank to make payments of principal of (and premium, if any, on) and any interest on the Debt Securities may be affected by the ability of the Banks to pay dividends. The ability of the Banks, as well as of the Corporation, to pay dividends in the future currently is, and could be further, influenced by bank regulatory requirements and capital guidelines. See "NATIONSBANK CORPORATION -- Supervision and Regulation."

     Neither the Senior Indenture nor the Subordinated Indenture contains provisions that would provide protection to holders of Debt Securities against a decline in credit quality resulting from takeovers, recapitalizations, the incurrence of additional indebtedness or similar restructurings by the Corporation. If credit quality declines as a result of such an event, or otherwise, the ratings of any Debt Securities then outstanding may be withdrawn or downgraded.


Conversion

     The Debt Securities of any series may be convertible, at the option of the holder or the Corporation, into Preferred Stock, Depositary Shares, Common Stock or other Debt Securities if the Prospectus Supplement relating to such series of Debt Securities so provides. In such case, such Prospectus Supplement will set forth (i) the period(s) during which such conversion may be elected;
(ii) the conversion price payable and the number of shares or amount of Preferred Stock, Depositary Shares, Common Stock or other Debt Securities purchaseable upon conversion, and adjustments thereto, if any, in certain events; (iii) the procedures for electing such conversion; and (iv) all other terms for such conversion (which terms shall not be inconsistent with the provisions of the applicable Indenture).


Exchange, Registration and Transfer

     At the option of the holder, subject to the terms of the applicable Indenture, Debt Securities of any series (other than Debt Securities issued in book-entry form) will be exchangeable for other Debt Securities of the same series and of an equal aggregate principal amount and tenor of any authorized denominations.

     Debt Securities of a series may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent of the Corporation designated and maintained for such purpose with respect to such Debt Securities pursuant to the terms of the applicable Indenture, as referred to in an applicable Prospectus Supplement. Such transfer or exchange will be effected upon the Security Registrar or transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. No service charge shall be made for any exchange or registration of transfer of Debt Securities, but the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

     If a Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) designated by the Corporation with respect to any series of Debt Securities, the Corporation may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Corporation will be required to maintain a transfer agent in each place of payment for such series. The Corporation may at any time designate additional transfer agents with respect to any series of Debt Securities.

     The Corporation shall not be required to (i) issue, exchange or register the transfer of any Debt Security of any series to be redeemed for a period of 15 days next preceding any selection of such Debt Securities to be redeemed; or
(ii) exchange or register the transfer of any Debt Security so selected, called or being called for redemption, except the unredeemed portion of any Debt Security being redeemed in part.

     For a discussion of restrictions on the exchange, registration and transfer of Global Securities (hereinafter defined), see "REGISTRATION AND SETTLEMENT."


Payment and Paying Agents

     Unless otherwise indicated in an applicable Prospectus Supplement, principal of (and premium, if any, on) and any interest on Debt Securities will be payable, subject to any applicable laws and regulations, at the offices of such paying agents as the Corporation may designate from time to time pursuant to the applicable Indenture, except that, at the option of the Corporation, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register. Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on a Debt Security on any interest payment date generally will be made to the person in whose name such Debt Security is registered at the close of business on the regular record date for such interest payment date. For a discussion of payment of principal and any premium or interest with respect to Global Securities, see "REGISTRATION AND SETTLEMENT."

     The Corporation initially has designated the principal corporate trust offices of the Senior Trustee and the Subordinated Trustee in the City of New York as the places where the Senior Debt Securities and Subordinated Debt Securities, respectively, may be presented for payment. The Corporation may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. Any other paying agents designated by the Corporation for the Debt Securities of each series will be named in an applicable Prospectus Supplement.



Subordination

     The Subordinated Debt Securities are subordinate and subject, to the extent and in the manner set forth in the Subordinated Indenture, in right of payment to the prior payment in full of all Senior Indebtedness of the Corporation. "Senior Indebtedness" is defined by the Subordinated Indenture as any indebtedness for money borrowed (including all indebtedness of the Corporation for borrowed and purchased money of the Corporation, all obligations of the Corporation arising from off-balance sheet guarantees by the Corporation and direct credit substitutes, and obligations of the Corporation associated with derivative products such as interest and foreign exchange rate contracts and commodity contracts) that is outstanding on the date of execution of the Subordinated Indenture, or is thereafter created, incurred or assumed, for the payment of which the Corporation is at the time of determination responsible or liable as obligor, guarantor or otherwise, and all deferrals, renewals, extensions and refundings of any such indebtedness or obligations, other than the Subordinated Debt Securities or any other indebtedness as to which, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such indebtedness is subordinate in right of payment to any other indebtedness of the Corporation. The Prospectus Supplement relating to each series of Subordinated Debt Securities will set forth the aggregate amount of then outstanding Senior Indebtedness of the Corporation and any limitation on the issuance of additional Senior Indebtedness.

     No payment on account of principal of (and premium, if any, on) or any interest on the Subordinated Debt Securities shall be made, and no Subordinated Debt Securities shall be purchased, either directly or indirectly, by the Corporation or any of its subsidiaries, if any default or event of default with respect to any Senior Indebtedness shall have occurred and be continuing and the Corporation and the Subordinated Trustee shall have received written notice thereof from the holders of at least 10% in principal amount of any kind or category of any Senior Indebtedness (or the representative or representatives of such holders) or the Subordinated Trustee shall have received written notice thereof from the Corporation.

     In the event that any Subordinated Debt Security is declared due and payable before the date specified therein as the fixed date on which the principal thereof is due and payable pursuant to the Subordinated Indenture, or upon any payment or distribution of assets of the Corporation of any kind or character to creditors upon any dissolution or winding up or total or partial liquidation or reorganization of the Corporation, all principal of (and premium, if any, on) and any interest due or to become due upon all Senior Indebtedness shall first be paid in full before the holders of the Subordinated Debt Securities (the "Subordinated Debt Holders"), or the Subordinated Trustee, shall be entitled to retain any assets (other than shares of stock of the Corporation as reorganized or readjusted or securities of the Corporation or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinated, at least to the same extent as the Subordinated Debt Securities, to the payment of all Senior Indebtedness which may at the time be outstanding, provided that the rights of the holders of the Senior Indebtedness are not altered by such reorganization or readjustment), so paid or distributed in respect of the Subordinated Debt Securities (for principal or interest, if any). Upon such dissolution or winding up or liquidation or reorganization, any payment or distribution of assets of the Corporation of any kind or character, whether in cash, property or securities (other than shares of stock of the Corporation as reorganized or readjusted or securities of the Corporation or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinated, at least to the same extent as the Subordinated Debt Securities, to the payment of all Senior Indebtedness which may at the time be outstanding, provided that the rights of the holders of the Senior Indebtedness are not altered by such reorganization or readjustment), to which the Subordinated Debt Holders or the Subordinated Trustee would be entitled, except for the subordination provisions of the Subordinated Indenture, shall be paid by the Corporation or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by the Subordinated Debt Holders or the Subordinated Trustee if received by them or it, directly to the holders of the Senior Indebtedness (pro rata to each such holder on the basis of the respective amounts of Senior Indebtedness held by such holder) or their representatives, to the extent necessary to pay all Senior Indebtedness in full, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness, before any payment or distribution is made to the Subordinated Debt Holders or to the Subordinated Trustee.

     Subject to the payment in full of all Senior Indebtedness, the Subordinated Debt Holders shall be subrogated (equally and ratably with the holders of all indebtedness of the Corporation which, by its express terms, ranks on a parity with the Subordinated Debt Securities and is entitled to like rights of subrogation) to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the Corporation applicable to the Senior Indebtedness until the Subordinated Debt Securities shall be paid in full.


Sale or Issuance of Capital Stock of Banks

     The Senior Indenture prohibits the issuance, sale or other disposition of capital stock, or securities convertible into or options, warrants or rights to acquire capital stock, of any Principal Subsidiary Bank (as defined below) or of any subsidiary which owns shares of capital stock, or securities convertible into or options, warrants or rights to acquire capital stock, of any Principal Subsidiary Bank, with the following exceptions: (a) sales of directors' qualifying shares; (b) sales or other dispositions for fair market value, if, after giving effect to such disposition and to conversion of any shares or securities convertible into capital stock of a Principal Subsidiary Bank, the Corporation would own directly or indirectly not less than 80% of each class of the capital stock of such Principal Subsidiary Bank (or any successor corporation thereto); (c) sales or other dispositions made in compliance with an order of a court or regulatory authority of competent jurisdiction; (d) any sale by a Principal Subsidiary Bank (or any successor corporation thereto) of additional shares of its capital stock to its shareholders at any price, so long as (i) prior to such sale the Corporation owns, directly or indirectly, shares of the same class and (ii) immediately after such sale, the Corporation owns, directly or indirectly, at least as great a percentage of each class of capital stock of such Principal Subsidiary Bank as it owned prior to such sale of additional shares; (e) any sale by a Principal Subsidiary Bank (or any successor corporation thereto) of additional securities convertible into shares of its capital stock to its shareholders at any price, so long as (i) prior to such sale the Corporation owns, directly or indirectly, securities of the same class and (ii) immediately after such sale the Corporation owns, directly or indirectly, at least as great a percentage of each class of such securities convertible into shares of capital stock of such Principal Subsidiary Bank as it owned prior to such sale of additional securities; (f) any sale by a Principal Subsidiary Bank (or any successor corporation thereto) of additional options, warrants or rights to subscribe for or purchase shares of its capital stock to its shareholders at any price, so long as (i) prior to such sale the Corporation owns, directly or indirectly, options, warrants or rights, as the case may be, of the same class and (ii) immediately after such sale, the Corporation owns, directly or indirectly, at least as great a percentage of each class of such options, warrants or rights, as the case may be, to subscribe for or purchase shares of capital stock of such Principal Subsidiary Bank as it owned prior to such sale of additional options, warrants or rights; or (g) any issuance of shares of capital stock, or securities convertible into or options, warrants or rights to subscribe for or purchase shares of capital stock, of a Principal Subsidiary Bank or any subsidiary which owns shares of capital stock, or securities convertible into or options, warrants or rights to acquire capital stock, of any Principal Subsidiary Bank, to the Corporation or a wholly owned subsidiary of the Corporation.

     A Principal Subsidiary Bank is defined in the Senior Indenture as any Bank (other than NationsBank of Delaware, National Association) with total assets equal to more than 10% of the Corporation's total consolidated assets.


Waiver of Covenants

     Under the terms of either Indenture, compliance with certain covenants or conditions of such Indenture may be waived by the holders of a majority in principal amount of the Debt Securities of all series to be affected thereby and at the time outstanding under that Indenture (including, in the case of holders of Senior Debt Securities, the covenant described above).


Modification of the Indentures

     Each Indenture contains provisions permitting the Corporation and the applicable Trustee to modify such Indenture or the rights of the holders of Debt Securities thereunder, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the Debt Securities of all series at the time outstanding under that Indenture and to be affected thereby (voting as one class), except that no such modification shall (a) extend the fixed maturity of, reduce the principal amount or redemption premium, if any, of, or reduce the rate of or extend the time of payment of interest on, any Debt Security without the consent of the holder of each security so affected, or (b) reduce the aforesaid percentage of Debt Securities, the consent of holders of which is required for any such modification, without the consent of the holders of all Debt Securities then outstanding under that Indenture. Each Indenture also provides that the Corporation and the respective Trustee may, from time to time, execute supplemental indentures in certain limited circumstances without the consent of any holders of outstanding Debt Securities.

     Each Indenture provides that in determining whether the holders of the requisite principal amount of the Debt Securities outstanding have given any request, demand, authorization, direction, notice, consent or waiver thereunder, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable at such time upon an event of default, and (ii) the principal amount of a Debt Security denominated in a foreign currency or currency unit shall be the U.S. dollar equivalent on the date of original issuance of such Debt Security.


Meetings and Action by Securityholders

     Each Indenture contains provisions for convening meetings of the holders of Debt Securities for certain purposes. A meeting may be called at any time by the Trustee in its discretion and shall be called by the Trustee upon request by the Corporation or the holders of at least 10% in aggregate principal amount of the Debt Securities outstanding of such series, in any case upon notice given in accordance with "Notices" below. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with the applicable Indenture, or such other action taken in accordance with the terms of the applicable Indenture, will be binding on all holders of Debt Securities of that series.


Defaults and Rights of Acceleration

     An Event of Default is defined in the Subordinated Indenture generally as bankruptcy of the Corporation under Federal bankruptcy laws. An Event of Default is defined in the Senior Indenture generally as (i) the Corporation's failure to pay principal (or premium, if any) when due on any securities of a series; (ii) the Corporation's failure to pay interest on any securities of a series, within 30 days after the same becomes due; (iii) the Corporation's breach of any of its other covenants contained in the Senior Debt Securities or the Senior Indenture, which breach is not cured within 90 days after written notice to the Corporation by the Senior Trustee, or to the Corporation and the Senior Trustee by the holders of at least 25% in principal amount of all Senior Debt Securities then outstanding under the Senior Indenture and affected thereby; and (iv) certain events involving the bankruptcy, insolvency or liquidation of the Corporation.

     Each Indenture provides that if an Event of Default under the respective Indenture occurs and is continuing, either the respective Trustee or the holders of 25% in principal amount (or, if any such Debt Securities are Original Issue Discount Debt Securities, such lesser amounts as may be described in an applicable Prospectus Supplement) of the Debt Securities then outstanding under that Indenture (or, with respect to an Event of Default under the Senior Indenture due to a default in the payment of principal (or premium, if any) or interest or performance of any other covenant, the outstanding Debt Securities of all series affected by such default) may declare the principal amount of all of such Debt Securities to be due and payable immediately. Payment of principal of the Subordinated Debt Securities may not be accelerated in the case of a default in the payment of principal (or premium, if any) or interest or the performance of any other covenant of the Corporation. Upon certain conditions a declaration of an Event of Default may be annulled and past defaults may be waived by the holders of a majority in principal amount of the Debt Securities then outstanding (or of such series affected, as the case may be).


Collection of Indebtedness, etc.

     Each Indenture also provides that in the event of a failure by the Corporation to make payment of principal of (and premium, if any, on) or any interest on the Debt Securities (and, in the case of payment of interest, such failure to pay shall have continued for 30 days) and upon the demand of the respective Trustee, the Corporation will pay to such Trustee, for the benefit of the holders of the Debt Securities, the amount then due and payable on the Debt Securities for principal and interest, with interest on the overdue principal and, to the extent payment of interest shall be legally enforceable, upon overdue installments of interest at the rate borne by the Debt Securities. Each Indenture further provides that if the Corporation fails to pay such amount forthwith upon such demand, the respective Trustee may, among other things, institute a judicial proceeding for the collection thereof. However, each Indenture provides that notwithstanding any other provision of the Indenture, the holder of any Debt Security shall have the right to institute suit for the enforcement of any payment of principal of (and premium, if any, on) and any interest on such Debt Security on the respective stated maturities expressed in such Debt Security and that such right shall not be impaired without the consent of such holder.

     The holders of a majority in principal amount of the Debt Securities then outstanding under an Indenture shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under that Indenture, provided that the holders shall have offered to the Trustee reasonable indemnity against expenses and liabilities. Each Indenture requires the annual filing by the Corporation with the respective Trustee of a certificate as to the absence of default and as to compliance with the terms of that Indenture.


Notices

     Except as otherwise provided in the applicable Indenture, notices to holders of Debt Securities will be given by first-class mail to the addresses of such holders as they appear in the Security Register.


Concerning the Trustees

     The Corporation and the Banks have from time to time maintained deposit accounts and conducted other banking transactions with The Bank of New York and First Trust of New York, National Association, and their affiliated entities in the ordinary course of business. Each of the Trustees also serves as trustee for certain series of the Corporation's outstanding indebtedness under other indentures.


                          REGISTRATION AND SETTLEMENT

DTC

     If so specified in an applicable Prospectus Supplement, all or any portion of the Debt Securities of a series may be issued in book-entry form represented by one or more global Debt Securities in registered form (each, a "Global Security"). Unless otherwise specified in such Prospectus Supplement, each such Global Security will be held through The Depository Trust Company ("DTC"), as depositary, and will be registered in the name of Cede & Co., as nominee of DTC. Accordingly, Cede & Co. is expected to be the holder of record of the Debt Securities.

     Under the book-entry system of DTC, purchases of Debt Securities of a series represented by a Global Security must be made by or through persons that have accounts with DTC ("DTC Participants") or persons that may hold interests through DTC Participants ("Indirect Participants"). Upon the issuance and deposit of a Global Security, DTC will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of DTC Participants. The accounts to be credited will be designated by the underwriters or agents of such Debt Securities (or by the Corporation, if such Debt Securities are offered and sold directly by the Corporation). The ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC (with respect to interests of DTC Participants) and the records of DTC Participants (with respect to interests of Indirect Participants) and Indirect Participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and laws may impair the ability to own, transfer or pledge beneficial interests in a Global Security.

     So long as DTC or its nominee is the registered holder of a Global Security, DTC or its nominee, as applicable, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in certificated form and will not be considered the owners or holders thereof under the applicable Indenture. Accordingly, in order to exercise any rights of a holder of the Debt Securities under the applicable Indenture, each person owning a beneficial interest in the Global Security representing such Debt Securities must rely on the procedures of DTC or, if such person is not a DTC Participant, on the procedures of the DTC Participant and, if applicable, the Indirect Participant, through which such person owns its interest.

     So long as DTC or its nominee is the registered holder of a Global Security, Debt Securities of the series represented by such Global Security will trade in DTC's Same Day Fund Settlement System, and secondary market trading activity in such Debt Securities will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in such Debt Securities.

     Except as otherwise provided herein, DTC or its nominee, as applicable, as the registered holder of a Global Security shall be the only person entitled to receive payments from the Corporation with respect to Debt Securities of the series represented by such Global Security. Accordingly, payments of principal of (and premium, if any, on) and any interest on individual Debt Securities of the series represented by such a Global Security will be made by the Corporation only to DTC or its nominee, as applicable. DTC has advised the Corporation that it is DTC's practice to credit DTC Participants' accounts on the payment date in accordance with their respective holdings with respect to a Global Security as shown on DTC's records, unless DTC has reason to believe that it will not receive payment on such date. Payments by DTC Participants to beneficial owners are governed by standing instructions and customary practices, as is the case with securities held in "street name." Such instructions will be the responsibility of such DTC Participant and not of DTC, the Corporation or any underwriter or agent for the Debt Securities of the series represented by such Global Security, subject to any statutory or regulatory requirements as may be in effect from time to time. The Corporation will in every case be discharged by payment to, or to the order of, DTC or its nominee, as applicable, as the registered holder of such Global Security, of the amount so paid. Each of the persons shown in the records of DTC or its nominee as an owner of a beneficial interest in such Global Security must look solely to DTC or its nominee, as the case may be, for its share of any such payment so made by the Corporation. Neither the Corporation, the Trustee for the Debt Securities of the series represented by such Global Security, any paying agent or authenticating agent for such Debt Securities nor the Security Registrar or transfer agent for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the Global Security representing such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     DTC has advised the Corporation as follows: DTC is a limited-purpose trust company organized under New York law, a "banking organization" within the meaning of New York law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code as in effect in the state of New York and a "clearing agency" registered pursuant to the provisions of Section 17A of the

1934 Act. DTC was created to hold securities deposited by DTC Participants and to facilitate the clearance and settlement of securities transactions among DTC Participants in such securities through electronic computerized book-entry changes in accounts of the DTC Participants, thereby eliminating the need for physical movement of securities certificates. Direct Participants in DTC include securities brokers and dealers, banks (including certain subsidiaries of the Corporation), trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) have ownership interests in DTC. DTC is owned by a number of its Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the NASD. Access to DTC's book-entry system is also available to Indirect Participants, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly. The rules applicable to DTC and DTC Participants are on file with the Commission.

     To facilitate subsequent transfers, all securities deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of securities deposited with it; DTC's records reflect only the identity of the DTC Participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The DTC Participants will remain responsible for keeping account of their holdings on behalf of their customers. Conveyance of notices and other communications by DTC to DTC Participants, by DTC Participants to Indirect Participants, and by DTC Participants and Indirect Participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Neither DTC nor Cede & Co. will consent or vote with respect to securities held by DTC. Under its usual procedures, DTC mails an omnibus proxy to an issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those DTC Participants to whose accounts the securities are credited on the record date (identified in a listing attached to the omnibus proxy).

     DTC can act only on behalf of DTC Participants, who in turn act on behalf of Indirect Participants. Owners of beneficial interests in a Global Security that are not DTC Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of such interests may do so only through DTC Participants and Indirect Participants. In addition, the ability of owners of beneficial interests in a Global Security to pledge such interests to persons or entities that do not participate in the DTC system may be limited due to the lack of certificates for the Debt Securities of the series represented by such Global Security.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of beneficial interests in Global Securities among DTC Participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time.

     If DTC is at any time unwilling, unable or ineligible to continue as a depositary with respect to Debt Securities of a particular series and a successor depositary is not appointed by the Corporation within 90 days, the Corporation will issue Debt Securities of the series in certificated form in exchange for beneficial interests in the Global Security representing such Debt Securities. In addition, the Corporation may at any time determine not to have Debt Securities of a series represented by Global Securities and, in such event, will issue Debt Securities of the series in certificated form in exchange for beneficial interests in the Global Security representing such Debt Securities. In any such instance, an owner of a beneficial interest in the Global Security will be entitled to physical delivery in certificated form of a note or notes representing such Debt Securities equal in principal amount to such beneficial interest and to have such note or notes registered in its name. Unless otherwise specified in the applicable Prospectus Supplement, any notes so issued in certificated form will be issued in denominations of $1,000 or any integral multiple in excess thereof and will be issued in registered form only, without coupons.


Cedel Bank and Euroclear

     If so specified in the applicable Prospectus Supplement, Debt Securities of a series to be issued in book-entry form and to be sold or traded in Europe may be represented by one or more Global Securities held through Cedel Bank, soci-t- anonyme ("Cedel Bank") or Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System (the "Euroclear Operator" or "Euroclear"). Cedel Bank and Euroclear will hold omnibus positions on behalf of Cedel Bank Participants and Euroclear Participants

(each as defined herein), respectively, on the books of their respective depositaries (each, a "Depositary"), which in turn will hold such positions in customers' securities accounts in the Depositaries' names on the books of DTC.

     Transfers between Cedel Bank Participants and Euroclear Participants will occur in the ordinary way in accordance with their applicable rules and operating procedures. Cross-market transfers between persons holding directly or indirectly through DTC in the United States, on the one hand, and directly or indirectly through Cedel Bank Participants or Euroclear Participants, on the other, will be effected by DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving in accordance with normal procedures for same-day funds settlement applicable to DTC. Cedel Bank Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

     Because of time-zone differences, credits for securities in Cedel Bank or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, and will be dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Cedel Bank Participant or Euroclear Participant on such business day. Cash received in Cedel Bank or Euroclear as a result of sales of securities by or through a Cedel Bank Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Cedel Bank or Euroclear cash account only as of the business day following settlement in DTC.

     Cedel Bank is incorporated under the laws of Luxembourg as a professional depository. Cedel Bank holds securities for its participating organizations ("Cedel Participants") and facilitates the clearance and settlement of securities transactions between Cedel Participants through electronic book-entry changes in accounts of Cedel Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled by Cedel Bank in any of 28 currencies, including United States dollars. Cedel Bank provides to its Cedel Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Cedel Bank interfaces with domestic markets in several countries. As a professional depository, Cedel Bank is subject to regulation by the Luxembourg Monetary Institute. Cedel Participants consist of recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters or agents with respect to a particular series of Debt Securities. Indirect access to Cedel Bank is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Cedel Participant, either directly or indirectly.

     The Euroclear System (the "Euroclear System") was created in 1968 to hold securities for participants of the Euroclear System ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions now may be settled by Euroclear in any of 32 currencies, including United States dollars. The Euroclear System includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. The Euroclear System is operated by the Euroclear Operator, under contract with Euroclear Clearance System, S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for the Euroclear System on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters or agents with respect to a particular series of Debt Securities. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

     The Euroclear Operator is the Brussels branch of a New York banking corporation that is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Federal Reserve Board and the New York State Banking Department, as well as the Belgian Banking Commission.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within the Euroclear System, withdrawal of securities and cash from the Euroclear System and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relations with persons holding through Euroclear Participants.

     Distributions with respect to Debt Securities of a series held through Cedel Bank or Euroclear will be credited to the cash accounts of Cedel Participants or Euroclear Participants in accordance with the relevant system's rules and procedures, to the extent received by its respective Depositary. Such distributions will be subject to tax reporting in accordance with relevant United States tax laws and regulations. The applicable Prospectus Supplement with respect to a series of Debt Securities held through Cedel Bank or Euroclear will set forth certain income tax consequences to foreign investors. Cedel Bank or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder of Debt Securities under the applicable Indenture on behalf of a Cedel Participant or a Euroclear Participant only in accordance with its relevant rules and procedures and subject to its respective Depositary's ability to effect such actions on its behalf through DTC.

     Although Cedel Bank and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of applicable Debt Securities among participants of DTC, Cedel Bank and Euroclear, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time.


                                 LEGAL OPINIONS

     The legality of the Debt Securities will be passed upon for the Corporation by Smith Helms Mulliss & Moore, L.L.P., Charlotte, North Carolina, and for the underwriters or agents by Stroock & Stroock & Lavan, New York, New York. As of the date of this Prospectus, certain members of Smith Helms Mulliss & Moore, L.L.P. beneficially own approximately 50,000 shares of the Corporation's Common Stock.


                                    EXPERTS

     The consolidated financial statements of the Corporation incorporated in this Prospectus by reference to the Corporation's Annual Report on Form 10-K for the year ended December 31, 1995, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The supplemental consolidated financial statements of Boatmen's Bancshares, Inc. at December 31, 1995 and 1994, and for the three years ended December 31, 1995, incorporated herein by reference from the Corporation's Current Report on Form 8-K filed on September 6, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in its report thereon incorporated herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

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No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained in this Prospectus Supplement and Prospectus in connection with the offering made hereby and, if given or made, such information or representations must not be relied upon as having been authorized by the Corporation or by the Agents. Neither the delivery of this Prospectus Supplement or Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Corporation since the date hereof. This Prospectus Supplement and Prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.



                      -----------------------------------
                               TABLE OF CONTENTS


               Prospectus Supplement           Page
                                               ---
Description of Notes  .....................    S-2
United States Taxation   ..................    S-16
Plan of Distribution  .....................    S-24
                           Prospectus
Incorporation of Certain Documents by
   Reference ..............................      2
Available Information .....................      2
NationsBank Corporation  ..................      3
Use of Proceeds ...........................      6
Ratios of Earnings to Fixed Charges  ......      6
Plan of Distribution  .....................      7
Description of Debt Securities ............      8
Registration and Settlement ...............     14
Legal Opinions  ...........................     18
Experts   .................................     18


                                $2,250,000,000



                                 NationsBank(R)



                           Senior Medium-Term Notes,
                                   Series G
                           Subordinated Medium-Term
                                Notes, Series G
                            Due Nine Months or More
                              From Date of Issue




                      -----------------------------------
                             PROSPECTUS SUPPLEMENT

                      -----------------------------------
                     NationsBanc Montgomery Securities LLC
                            Bear, Stearns & Co. Inc.
                                Lehman Brothers
                              Merrill Lynch & Co.
                           Morgan Stanley Dean Witter
                             Salomon Smith Barney







                                January 8, 1998

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